Exhibit 4.1
INDENTURE
Dated as of October 13, 2010
Among
CAREY ACQUISITION CORP.,
CAREY NEW FINANCE, INC.,
ASSOCIATED MATERIALS, LLC,
THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent
9.125% SENIOR SECURED NOTES DUE 2017

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
311(a)	7.11
(b)	7.11
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.03; 4.04; 6.01; 13.02; 13.05
(b)	6.01
(c)(1)	6.01; 13.04
(c)(2)	6.01; 13.04
(c)(3)	6.01
(d)	6.01
(e)	13.05
(f)	N/A
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12; 9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

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INDENTURE, dated as of October 13, 2010, among Carey Acquisition Corp., a Delaware corporation (“Merger Sub”), Carey New Finance, Inc., a Delaware corporation (the “Co-Issuer”), Associated Materials, LLC, a Delaware limited liability company (“AMLLC”), the Guarantors (as defined herein) listed on the signature pages hereto and Wells Fargo Bank, National Association, a national banking association, as Trustee and Notes Collateral Agent.
W I T N E S S E T H
WHEREAS, Merger Sub has duly authorized the creation of an issue of $730,000,000 aggregate principal amount of 9.125% Senior Secured Notes due 2017 (the “Initial Notes”);
WHEREAS, in connection with the Transactions (as defined herein), the obligations of Merger Sub with respect to the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of Merger Sub to be performed or observed will become obligations of AMLLC and unconditionally and irrevocably guaranteed by the Guarantors; and
WHEREAS, each of Merger Sub, the Co-Issuer, AMLLC and each of the Guarantors has duly authorized the execution and delivery of this Indenture.
NOW, THEREFORE, Merger Sub, the Co-Issuer, AMLLC, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01 Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“ABL Collateral” means the Revolving Priority Collateral (as defined in the Intercreditor Agreement).
“Acquired Indebtedness” means, with respect to any specified Person,
(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and
(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01 and 4.09, as part of the same series as the Initial Notes.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agent” means any Registrar or Paying Agent.
“AMLLC” means the party named as such in the preamble hereto or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.
“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
(1) 1.0% of the principal amount of such Note; and
(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at November 1, 2013 (such redemption price being set forth in Section 3.07), plus (ii) all required interest payments due on such Note through November 1, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.
“Asset Sale” means:
(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of an Issuer or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or
(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;
in each case, other than:
(a) any disposition of Cash Equivalents or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of AMLLC in a manner permitted pursuant to the provisions described under Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;
(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07;
(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10,000,000;
(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to an Issuer or by an Issuer or a Restricted Subsidiary to another Restricted Subsidiary;
(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986 or any successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;
(h) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Indenture;
(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;
(k) any financing transaction with respect to property built or acquired by an Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;
(l) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;
(m) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;
(n) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;
(o) the unwinding of any Hedging Obligations;
(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuers are not material to the conduct of the business of the Issuers and the Restricted Subsidiaries taken as a whole; and
(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.
“Bank Collateral Agent” means UBS AG, Stamford Branch and any successor under the Senior Credit Agreement, or if there is no Senior Credit Agreement, the “Bank Collateral Agent” designated pursuant to the terms of the Lenders Debt.
“Bank Lender” means any lender or holder or agent or arranger of Indebtedness under the Senior Credit Agreement.
“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Board” with respect to a Person means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).
“Borrowing Base” means, as of any date, an amount equal to:
(1) 85% of the aggregate book value of all accounts receivable owned by the Issuers and the Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus
(2) 85% of the net orderly liquidation value of all inventory owned by the Issuers and the Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus
(3) 85% of the net orderly liquidation value of all equipment owned by Canadian Subsidiaries of AMLLC as of the end of the most recent fiscal quarter preceding such date; plus
(4) 70% of the appraised fair market value of all real property owned by Canadian Subsidiaries of AMLLC as of the end of the most recent fiscal quarter preceding such date.
“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.
“Business Day” means each day which is not a Legal Holiday.
“Capital Stock” means:
(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;
but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Cash Equivalents” means:
(1) United States dollars or Canadian dollars;
(2) (a) euro, pounds sterling or any national currency of any participating member state of the EMU; or
(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;
(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;
(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;
(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;
(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof;
(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above and (10) through (12) below;
(9) [Reserved];
(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;
(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and
(12) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 12 months or less from the date of acquisition.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Change of Control” means the occurrence of any of the following:
(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of AMLLC and its Subsidiaries, taken as a whole, to any Person other than the Permitted Holders; or
(2) the Issuers become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d 5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of AMLLC or any Parent Entity.
“Clearstream” means Clearstream Banking, Société Anonyme.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
“Co-Issuer” means the party named as such in the preamble hereto or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.
“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1) consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (w) any Additional Interest relating to the Registration Rights Agreement, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus
(2) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; less
(3) interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person and the Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
(1) any after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (including all fees and expenses relating thereto) or expenses (including the Transaction Expenses), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,
(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,
(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuers, shall be excluded,
(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of AMLLC shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 4.07(a), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of AMLLC will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to AMLLC or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
(7) effects of adjustments (including the effects of such adjustments pushed down to AMLLC and the Restricted Subsidiaries) in the inventory, property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,
(9) any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), in each case, pursuant to GAAP shall be excluded,
(10) any (i) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded,
(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded,
(13) [Reserved],
(14) any net gain or loss resulting in such period from Hedging Obligations and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging shall be excluded,
(15) any net gain or loss resulting in such period from currency transaction or translation gains or losses related to currency remeasurements (including any net loss or gain resulting from hedge agreements for currency exchange risk) shall be excluded,
(16) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item, shall be excluded, and
(17) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded.
Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than clause (3)(d) of Section 4.07(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuers and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuers and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuers or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of Section 4.07(a).
“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Issuers and the Restricted Subsidiaries (other than Hedging Obligations) that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) AMLLC’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of AMLLC and all Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of AMLLC.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2) to advance or supply funds
(a) for the purchase or payment of any such primary obligation, or
(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or
(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Holders and the Issuers.
“Credit Facilities” means, with respect to an Issuer or any of the Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that exchange, replace, refund, refinance, extend, renew, restate, amend, supplement or modify any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchanged, replacement, refunding, refinancing, extended, renewed, restated, amended, supplemented or modified facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by AMLLC or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuers, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Designated Preferred Stock” means Preferred Stock of AMLLC or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by AMLLC or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuers or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a).
“Discharge of ABL Obligations” means “Discharge of Revolving Obligations” as defined in the Intercreditor Agreement.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of an Issuer or their respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by an Issuer or its respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,
(1) increased (without duplication) by:
(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus
(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(u) through 1(z) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus
(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
(e) the amount of any restructuring charge or reserve or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus
(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
(g) the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income excluding cash distributions in respect thereof; plus
(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under Section 4.11; plus

(i) the amount of net cost savings projected by AMLLC in good faith to be realized as a result of (A) the projected cost savings reflected in notes (h) and (j) of footnote (1) under the caption “Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data” of the Offering Memorandum and (B) specified actions initiated or to be taken on or prior to the date that is 12 months after the Issue Date or 12 months after the consummation of any acquisition, amalgamation, merger or operational change and prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and quantifiable, (y) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (e) above and (z) the aggregate amount added back pursuant to clause (i) (B) taken together with any amounts added back pursuant to clause (e) above included in any four quarter period shall not exceed 10.0% of EBITDA for such four quarter period; provided, further, that the adjustments pursuant to this clause (i) may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”; provided, further, that for the avoidance of doubt, this clause (i) shall (x) not apply to any projected net cost savings of interest expense, accretion of principal amount, depreciation or amortization or other pro forma adjustments, in each case to the extent permitted to be made in accordance with Article 11 of Regulation S-X and (y) in no way limit pro forma adjustments made in accordance with Article 11 of Regulation S-X to the extent permitted by the definition of “Fixed Charge Coverage Ratio”; plus
(j) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus
(k) any costs or expense incurred by an Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of AMLLC or net cash proceeds of an issuance of Equity Interest of AMLLC (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a); plus
(l) the amount of expenses relating to payments made to option holders of any Parent Entity or any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture, and
(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (2) for any previous period and not otherwise added back to EBITDA, EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein.
“EMU” means economic and monetary union as contemplated in the Treaty on European Union.
“Enforcement Notice” has the meaning assigned to such term in the Intercreditor Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale of common equity or Preferred Stock of AMLLC or any Parent Entity (excluding Disqualified Stock), other than:
(1) public offerings with respect to AMLLC’s or any Parent Entity’s common stock registered on Form S-8;
(2) issuances to any Subsidiary of AMLLC; and
(3) any such public or private sale that constitutes an Excluded Contribution.
“euro” means the single currency of participating member states of the EMU.
“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f).
“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.
“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.
“Excluded Accounts” means the deposit, securities and commodities accounts designated as such by the Bank Collateral Agent, which in any event shall include accounts that are used primarily for the purpose of making payments in respect of payroll, taxes and employee wages and benefits.
“Excluded Assets” means the collective reference to:
(1) any interest in leased real property;
(2) any fee interest in owned real property if the fair market value of such fee interest is less than $5,000,000;
(3) any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any applicable law, rule or regulation or requires a consent not obtained of any governmental authority pursuant to applicable law, rule or regulation;
(4) those assets that would constitute ABL Collateral but as to which the Bank Collateral Agent does not require a lien or security interest;
(5) Subject Property;
(6) any assets or property of AMLLC or any Restricted Subsidiary that is subject to a purchase money lien (or similar Lien under clause (6) of the definition of “Permitted Liens”) or capital lease under this Indenture to the extent the documents relating to such lien or capital lease would not permit such assets or property to be subject to the Liens created under the Security Documents; provided that immediately upon the ineffectiveness, lapse or termination of any such restriction, such assets or property shall cease to be an “Excluded Asset”;

(7) any vehicles and any other assets subject to certificates of title perfection;
(8) any property or assets owned by any Foreign Subsidiary, any Unrestricted Subsidiary or Receivables Subsidiary;
(9) any intellectual property, including any United States intent-to-use trademark applications, to the extent and for so long as the creation of a security interest therein would invalidate an Issuer’s or such Guarantor’s right, title or interest therein;
(10) assets to the extent a security interest in such assets would result in costs or consequences (including material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law, rule or regulation in any applicable jurisdiction)) as reasonably determined by AMLLC with respect to the granting or perfecting of a security interest that is excessive in view of the benefits to be obtained by the secured parties;
(11) Excluded Capital Stock;
(12) Excluded Accounts; and
(13) proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (12), unless such proceeds or products would otherwise constitute Notes Collateral;
provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (3) (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets) or (b) any asset of AMLLC or the Guarantors that secures obligations with respect to Lenders Debt (other than Capital Stock that does not constitute “Notes Pledged Shares” as defined in the Pledge Agreement and any assets or Capital Stock owned by direct or indirect Subsidiaries of any Issuer that are organized under the applicable laws of Canada and the Capital Stock of any Foreign Subsidiaries organized in Canada that are owned by the Issuers and the Guarantors).
“Excluded Capital Stock” means (a) any Capital Stock with respect to which AMLLC reasonably determines that the costs (including any costs resulting from material adverse tax consequences) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Holders therefrom and (b) (1) solely in the case of any pledge of Capital Stock of any Foreign Subsidiary to secure the Obligations under the Notes, any Capital Stock that is voting Capital Stock of such Foreign Subsidiary in excess of 65% of the outstanding voting Capital Stock of such class, (2) any Capital Stock to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation or contractual obligation existing on the Issue Date or on the date such Capital Stock is acquired by an Issuer or a Guarantor or on the date the issuer of such Capital Stock is created, (3) the Capital Stock of any Subsidiary that is not wholly owned by the Issuers and the Guarantors at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary) to the extent the pledge of such Capital Stock by an Issuer or Guarantor is prohibited by the terms of such Subsidiary’s organizational or joint venture documents, (4) the Capital Stock of any Immaterial Subsidiary, (5) the Capital Stock of any Subsidiary of a Foreign Subsidiary, (6) any Capital Stock of a Subsidiary to the extent the pledge of such Capital Stock would result in materially adverse tax consequences to any Issuer or its Subsidiaries, as reasonably determined by AMLLC, (7) the Capital Stock of any Subsidiary organized under the laws of Canada and (8) the Capital Stock of any Unrestricted Subsidiary.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by AMLLC from:
(1) contributions to its common equity capital, and
(2) the sale (other than to a Subsidiary of AMLLC or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuers) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of AMLLC,
in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuers on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 4.07(a).
“Excluded Subsidiary” means (1) any Subsidiary that is not a Wholly Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary) other than a Domestic Subsidiary that is a non-Wholly Owned Subsidiary if such non-Wholly Owned Subsidiary guarantees other capital markets debt securities of any Issuer or any Guarantor, (2) any Subsidiary that is prohibited by any applicable law, rule or regulation or contractual obligation existing on the Issue Date or at the time such Subsidiary becomes a Restricted Subsidiary of AMLLC from guaranteeing the Notes (and for so long as such restrictions or any replacement or renewal thereof is in effect) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (or is received after commercially reasonably efforts to obtain such consent, approval, license or authorization, which efforts may be requested by the Trustee), (3) a direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, (4) any Immaterial Subsidiary (provided that AMLLC shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Notes to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (4) exceeds 5.0% of the consolidated gross revenues of AMLLC and the Restricted Subsidiaries for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (4) exceeds 5.0% of the Total Assets for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to the date of determination), (5) each Foreign Subsidiary, (6) each Unrestricted Subsidiary, (7) each Receivables Subsidiary, (8) the Co-Issuer and (9) any Subsidiary to the extent that its Guarantee of the Notes would result in material adverse tax consequences to any Issuer or any Subsidiary as reasonably determined by AMLLC.
“Existing Notes” means, collectively, AMH Holdings II, Inc.’s 20% Senior Notes due 2014, AMH Holdings, LLC’s 11.25% Senior Discount Notes due 2014 and Associated Materials, LLC’s 9.875% Senior Secured Second Lien Notes due 2016.
“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by an Issuer in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that an Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by an Issuer or any of the Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into an Issuer or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of AMLLC and shall be made in accordance with Article 11 of Regulation S-X. In addition to pro forma adjustments made in accordance with Article 11 of Regulation S-X, pro forma calculations may also include operating expense reductions for such period resulting from any Asset Sale or other disposition or acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) for which specified actions have been taken or are reasonably expected to be realizable within twelve months of the date of such transaction; provided that (x) such cost savings are reasonably identifiable and quantifiable, (y) no cost savings shall be given pro forma effect to the extent duplicative of any expenses or charges relating to such cost savings that are added back to pursuant to the definition of EBITDA, and (z) cost savings given pro forma effect shall not include any cost savings related to the combination of (X) the operations of any Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of and (Y) any Unrestricted Subsidiary that is converted into a Restricted Subsidiary with the operations of the Issuers or any Restricted Subsidiary. Such pro forma adjustments may be in addition to (but not duplicative of) addbacks to EBITDA pursuant to clause (i) of the definition thereof. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuers may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:
(1) Consolidated Interest Expense of such Person for such period;
(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary. In addition solely as used in the context of Guarantors, Guarantees, Collateral and Security Documents, Foreign Subsidiaries shall also include any Person that is both a Domestic Subsidiary and a Wholly Owned Subsidiary if (1) such Person is a disregarded entity for U.S. federal income tax purposes and (2) substantially all of such Person’s assets consist of the equity or indebtedness of one or more direct or indirect Foreign Subsidiaries as defined in the first sentence of this definition.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. At any time after the Issue Date, AMLLC may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided further that any calculation or determination that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuers shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.
“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f).
“Government Securities” means securities that are:
(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Grantors” means the Issuers and the Guarantors.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture, the Notes and the Security Documents.
“Guarantor” means each Subsidiary of AMLLC that executes this Indenture as a Guarantor on the Issue Date and each other Subsidiary of AMLLC that thereafter guarantees the Notes in accordance with the terms of this Indenture.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency, commodity or equity risks either generally or under specific contingencies.
“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.
“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (1) whose total assets (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) at the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered on or prior to such determination date were less than 2% of the Total Assets of AMLLC and the Restricted Subsidiaries at such date and (2) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) for such period were less than 2% of the consolidated gross revenues of AMLLC and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Indebtedness” means, with respect to any Person, without duplication:
(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:
(a) in respect of borrowed money;
(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;
(d) representing any Hedging Obligations; or
(e) obligations under a Receivables Facility;
if and to the extent that any of the foregoing Indebtedness in clauses (a) through (d) (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity appearing upon the balance sheet of AMLLC solely by reason of push-down accounting under GAAP shall be excluded;
(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.
“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuers, qualified to perform the task for which it has been engaged.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means Deutsche Bank Securities Inc., UBS Securities LLC and Barclays Capital Inc.
“Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date among the Bank Collateral Agent, the Notes Collateral Agent, the Issuers and each Guarantor, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time.
“interest” with respect to the Notes means interest with respect thereto and “Additional Interest,” if any.
“Interest Payment Date” means May 1 and November 1 of each year to stated maturity.
“Investment Grade Rating” means (1) a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB (or the equivalent) by S&P or (2) a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P and an equivalent rating by any other Rating Agency.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of AMLLC in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:
(1) “Investments” shall include the portion (proportionate to the Issuers’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of an Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuers shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(a) the Issuers’ “Investment” in such Subsidiary at the time of such redesignation; less
(b) the portion (proportionate to the Issuers’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of AMLLC.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by an Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means Hellman & Friedman LLC and each of its Affiliates and any funds, partnerships or other investment vehicles managed or controlled by it or its Affiliates, but not including, however, any portfolio companies of any of the foregoing.
“Issue Date” means October 13, 2010.
“Issuers” means (a) prior to the consummation of the Mergers, Merger Sub and the Co-Issuer and not any of their respective Affiliates and (b) from and after the consummation of the Mergers, AMLLC and the Co-Issuer and not any of their respective Affiliates.
“Issuer Order” means a written request or order signed on behalf of the Issuers by an Officer of the Issuers, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Issuer, and delivered to the Trustee.
“Junior Lien Priority” means relative to specified Indebtedness, having a junior Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a basis that is no more favorable than the provisions applicable to the holders of Lenders Debt (in the case of Notes Collateral) or subject to intercreditor agreements providing holders of Indebtedness with Junior Lien Priority at least the same rights and obligations as the holders of Lenders Debt (in the case of the Notes Collateral) have pursuant to the Intercreditor Agreement as to the specified Collateral.
“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.
“Lenders Debt” means any (1) Indebtedness outstanding from time to time under the Senior Credit Agreement, (2) any Indebtedness which has a priority security interest relative to the Notes in the ABL Collateral (subject to Permitted Liens), (3) all Obligations with respect to such Indebtedness and any Hedging Obligations incurred with any Bank Lender (or its Affiliates) and (4) all Bank Products incurred with any Bank Lender (or its Affiliates).
“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuers and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Mergers” means, collectively, the following: (1) the merger of Carey Acquisition Corp. with and into AMH Holdings II, Inc. and (2) the following mergers: (a) the merger of Associated Materials Holdings, LLC with and into AMH Holdings, LLC, with AMH Holdings, LLC surviving such merger, (b) the merger of AMH Holdings, LLC with and into AMH Holdings II, Inc., with AMH Holdings II, Inc. surviving such merger, and (c) the merger of AMH Holdings II, Inc. with and into Associated Materials, LLC, with Associated Materials, LLC surviving such merger. The Mergers will occur substantially simultaneously on the Issue Date.
“Merger Sub” has the meaning set forth in the preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock (other than Disqualified Stock) dividends.
“Net Proceeds” means the aggregate cash proceeds received by an Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of Section 4.10(I)(a) or clause (i) of Section 4.10(II)(a)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by an Issuer or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by an Issuer or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes and Exchange Notes that may be issued.
“Notes Collateral” means “Notes Priority Collateral” as defined in the Intercreditor Agreement.
“Notes Collateral Agent” means Wells Fargo Bank, National Association, a national banking association, in its capacity as the notes collateral agent appointed and authorized under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Notes Documents” means the Indenture, the Notes, the Security Documents and the Intercreditor Agreement.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the offering memorandum, dated October 1, 2010, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Issuers or any other Person, as the case may be.
“Officer’s Certificate” means a certificate signed on behalf of AMLLC by an Officer of the Issuers or on behalf of any other Person, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of AMLLC or such other Person that meets the requirements set forth in this Indenture.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.
“Other Pari Passu Lien Obligations” means any Indebtedness or other Obligations (including Hedging Obligations) having Pari Passu Lien Priority relative to the Notes with respect to the Collateral and is not secured by any other assets and, in the case of Indebtedness for borrowed money, has a stated maturity that is equal to or longer than the Notes; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Security Documents and the Intercreditor Agreement.
“Parent” means the direct parent company of AMLLC.
“Parent Entity” means Parent and any Person that is a direct or indirect parent of AMLLC.
“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a substantially identical basis as the holders of such specified Indebtedness or subject to intercreditor agreements providing holders of the Indebtedness intended to have Pari Passu Lien Priority with substantially the same rights and obligations that the holders of such specified Indebtedness have pursuant to the Intercreditor Agreement as to the specified Collateral.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuers or any of the Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.
“Permitted Holders” means (1) each of the Investors and members of management of AMLLC (or any Parent Entity) who are holders of Equity Interests of AMLLC (or any Parent Entity) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of AMLLC or any Parent Entity or (2) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:
(1) any Investment in an Issuer or any of the Restricted Subsidiaries;
(2) any Investment in cash or Cash Equivalents;
(3) any Investment by an Issuer or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:
(a) such Person becomes a Restricted Subsidiary; or
(b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;
(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;
(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date to the extent described in the Offering Memorandum, or an Investment consisting of any extension, modification or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date to the extent described in the Offering Memorandum; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;
(6) any Investment acquired by an Issuer or any of the Restricted Subsidiaries:
(a) in exchange for any other Investment or accounts receivable held by an Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuers of such other Investment or accounts receivable;
(b) in satisfaction of judgments against other Persons; or
(c) as a result of a foreclosure by an Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(7) Hedging Obligations permitted under clause (10) of Section 4.09(b);
(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $50,000,000 at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of AMLLC or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a);
(10) guarantees of Indebtedness permitted under Section 4.09;
(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except transactions described in clauses (2), (5) and (9) of Section 4.11(b));
(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of 3.75% of Total Assets and $65,000,000 at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuers are necessary or advisable to effect any Receivables Facility or any repurchase obligation in connection therewith;
(15) advances to, or guarantees of Indebtedness of, employees not in excess of $15,000,000 outstanding at any one time, in the aggregate;
(16) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of AMLLC or any Parent Entity;
(17) advances, loans or extensions of trade credit in the ordinary course of business by an Issuer or any of the Restricted Subsidiaries;
(18) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;
(19) repurchases of Notes; and
(20) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices.

“Permitted Liens” means, with respect to any Person:
(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;
(2) Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s, contractors’, supplier of materials, architects’, and other like Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(4) Liens in favor of the issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances and completion guarantees provided for, in each case issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, drains, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building code or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;
(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), (18) or (23) of Section 4.09(b); provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to such clause (4) extend only to the assets purchased with the proceeds of such Indebtedness and the proceeds and products thereof; (b) Liens securing Indebtedness permitted to be incurred pursuant to such clause (18) extend only to the assets of Foreign Subsidiaries; and (c) Liens securing Indebtedness permitted to be incurred pursuant to such clause (23) are solely on acquired property or extend only to the assets of the acquired entity, as the case may be, and the proceeds and products thereof; provided, further, that to the extent any Liens cover the Notes Collateral, this clause (6) shall be available to permit such Liens only to the extent that such Liens secure Other Pari Passu Lien Obligations;

(7) Liens existing on the Issue Date or pursuant to agreements in existence on the Issue Date;
(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by an Issuer or any of the Restricted Subsidiaries (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof);
(9) Liens on property or other assets at the time an Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into an Issuer or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by an Issuer or any of the Restricted Subsidiaries;
(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to an Issuer or a Guarantor permitted to be incurred in accordance with Section 4.09;
(11) Liens securing Hedging Obligations; provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Indenture;
(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13) leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuers or any of the Restricted Subsidiaries and do not secure any Indebtedness;
(14) Liens arising from Uniform Commercial Code (or equivalent statute, including the Personal Property Security Act) financing statement filings regarding operating leases or consignments entered into by the Issuers and the Restricted Subsidiaries in the ordinary course of business;
(15) Liens in favor of an Issuer or any Guarantor;

(16) Liens on vehicles or equipment of an Issuer or any of the Restricted Subsidiaries granted in the ordinary course of business;
(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;
(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and (41); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (41) at the time the original Lien became a Permitted Lien under this Indenture, and (y) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;
(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;
(20) other Liens securing obligations which obligations do not exceed the greater of $20,000,000 and 1.5% of Total Assets at any one time outstanding, with the amount determined on the dates of incurrence of such obligations;
(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under Section 6.01(a) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(23) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(26) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of an Issuer or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuers and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of an Issuer or any of the Restricted Subsidiaries in the ordinary course of business;
(27) Liens securing Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b);
(28) [Reserved];
(29) Liens securing Obligations owed by an Issuer or any Restricted Subsidiary to any lender, agent or arranger under the Credit Facilities or any Affiliate of such a lender, agent or arranger in respect of any Hedging Obligations or Bank Products;
(30) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(31) Liens solely on any cash earnest money deposits made by an Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;
(32) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(33) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by any Issuer or any Restricted Subsidiary in the ordinary course of business;
(34) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by any Issuer or any of its Subsidiaries are located;
(35) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(36) the reservations, limitations, provisos and conditions expressed in any original grants of real or immoveable property, which do not materially impair the use of the affected land for the purpose used or intended to be used by that Person;
(37) any Lien resulting from the deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business or deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

(38) any Lien in favor of a lessor or licensor for rent to become due or for other obligations or acts, the payment or performance of which is required under any lease as a condition to the continuance of such lease;
(39) Liens arising solely from precautionary UCC or Personal Property Security Act financing statements or similar filings;
(40) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral; and
(41) Liens securing any Other Pari Passu Lien Obligations incurred pursuant to Section 4.09(a); provided, however, that, at the time of incurrence of such Other Pari Passu Lien Obligations under this clause (41) and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 5.5 to 1.0;
(42) Liens on the assets of non-Guarantor Subsidiaries securing Indebtedness of such Subsidiaries that was permitted by this Indenture to be incurred;
(43) all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal authority or agency;
(44) any agreements with any governmental authority or utility that do not, in the aggregate, have a materially adverse effect on the use or value of real property and improvements thereon in the judgment of the management of AMLLC;
(45) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and
(46) agreements to subordinate any interest of any Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by any Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business.
For purposes of determining compliance with this definition, (A) Lien need not be incurred solely by reference to one category of permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, AMLLC shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Permitted Parent” means any Parent Entity formed not in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such Parent Entity was not a Parent Entity, would constitute a Change of Control.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Personal Property Security Act” means the Personal Property Security Act (Ontario) and the legislation of other provinces or territories in Canada relating to security in personal property generally, including accounts receivable, as adopted by and in effect from time to time in such provinces or territories in Canada, as applicable.
“Pledge Agreement” means the Pledge Agreement dated as of the Issue Date, among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as Notes Collateral Agent, as it may be amended, modified or supplemented from time to time.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuers in good faith.
“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.
“Real Estate Asset” means at the time of determination, any fee interest of any Issuer or Guarantor in owned real property; provided that such asset has a fair market value in excess of $5,000,000.
“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to an Issuer or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuers or any of the Restricted Subsidiaries sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary or (2) a Restricted Subsidiary or Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means February 15 or August 15 (whether or not a Business Day) next preceding such Interest Payment Date.
“Redemption Bridge Loans” means subordinated promissory notes, in an aggregate principal amount not to exceed $5,000,000, delivered by AMLLC to certain of the Investors, which promissory notes shall have a maturity date of no more than 90 days after the Issue Date.
“Registration Rights Agreement” means the registration rights agreement related to the Notes dated as of the Issue Date among the Issuers, the Guarantors and the Initial Purchasers and with respect to any Additional Notes, one or more registration rights agreements among the Issuers, the Guarantors and the other parties thereto, as such agreements may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by an Issuer or a Restricted Subsidiary in exchange for assets transferred by an Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Person” means, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Permitted Affiliates.
“Responsible Officer” means, when used with respect to the Trustee or Notes Collateral Agent, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of AMLLC (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary or an Issuer; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by an Issuer or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuers or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Indebtedness” means any Indebtedness of an Issuer or any of the Restricted Subsidiaries secured by a Lien.
“Secured Parties” means the Holders, the Trustee, the Notes Collateral Agent and the beneficiaries of each indemnification obligation undertaken by the Issuers or any Guarantors under the Indenture, the Notes or the Security Documents and the successors and assigns of each of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means the Notes Security Agreement, dated as of the Issue Date, among Issuers, the Guarantors and Wells Fargo Bank, National Association, as Notes Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in any assets or property in favor of the Notes Collateral Agent for the benefit of the Secured Parties as contemplated by this Indenture, including without limitation, the Pledge Agreement and the Security Agreement.
“Senior Credit Agreement” means the Credit Facility under the credit agreement to be entered into as of the Issue Date by and among AMLLC, the lenders party thereto in their capacities as lenders thereunder and UBS AG, Stamford Branch, as Administrative Agent, and the other agents and other parties thereto, including any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, exchanges or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, exchange or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).
“Senior Indebtedness” means:
(1) all Indebtedness of an Issuer or any Guarantor outstanding under the Senior Credit Agreement or Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of an Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of an Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;
(2) all Hedging Obligations (and guarantees thereof) owing to a Bank Lender or any of its Affiliates (or any Person that was a Bank Lender or an Affiliate of such Bank Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;
(3) any other Indebtedness of an Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and
(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);
provided, however, that Senior Indebtedness shall not include:
(a) any obligation of such Person to an Issuer or any of their respective Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;
(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;
(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.
“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Similar Business” means any business conducted or proposed to be conducted by the Issuers and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.
“Subject Property” means any contract, license, lease, agreement, instrument or other document to the extent that such grant of a security interest therein is (1) prohibited by, or constitutes a breach or default under, or results in the termination of, or requires any consent not obtained under, such contract, license, lease, agreement, instrument or other document, or, in the case of any Equity Interests or other securities, any applicable shareholder or similar agreement or (2) otherwise constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor under such contract, license, lease, agreement, instrument or other document, except, in each case, to the extent that applicable law or the term in such contract, license, lease, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law or purports to prohibit the granting of a security interest over all or a material portion of assets of any Grantor; provided, however, that the foregoing exclusions shall not apply to the extent that any such prohibition, default or other term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity; provided, further, that the security interest shall attach immediately to any portion of such Subject Property that does not result in any of the consequences specified above including, without limitation, any proceeds of such Subject Property.
“Subordinated Indebtedness” means, with respect to the Notes,
(1) any Indebtedness of an Issuer which is by its terms subordinated in right of payment to the Notes, and
(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:
(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and
(2) any partnership, joint venture, limited liability company or similar entity of which
(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Total Assets” means the total assets of AMLLC and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of AMLLC or such other Person as may be expressly stated.
“Transaction Agreement” means the Agreement and Plan of Merger, dated as of September 8, 2010, among Carey Investment Holdings Corp., Carey Intermediate Holdings Corp., Carey Acquisition Corp. and AMH Holdings II, Inc., as the same may be amended prior to the Issue Date.
“Transaction Expenses” means any fees or expenses incurred or paid by the Issuers or any Restricted Subsidiary in connection with the Transactions, including payment to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.
“Transactions” means the transactions contemplated by the Transaction Agreement, the Mergers, the refinancing of certain indebtedness of Parent and the Issuers, redemption of the Existing Notes, the issuance of the Notes and borrowings under the Senior Credit Agreement as in effect on the Issue Date.
“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 1, 2013; provided, however, that if the period from such Redemption Date to November 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-77bbbb).
“Trustee” means Wells Fargo Bank, National Association, a national banking association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.
“Unrestricted Subsidiary” means:
(1) any Subsidiary of AMLLC which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuers, as provided below); and
(2) any Subsidiary of an Unrestricted Subsidiary.
The Issuers may designate any Subsidiary of AMLLC (other than Associated Materials Finance, Inc.) (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, an Issuer or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that
(1) such designation complies with Section 4.07; and
(2) each of:
(a) the Subsidiary to be so designated; and
(b) its Subsidiaries
has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of an Issuer or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary).
The Issuers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:
(1) the Issuers could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 4.09(a); or
(2) the Fixed Charge Coverage Ratio for the Issuers and the Restricted Subsidiaries would be greater than such ratio for the Issuers and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
Any such designation by the Issuers shall be notified by the Issuers to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of AMLLC or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by
(2) the sum of all such payments.
“Wholly-Owned Subsidiary” of AMLLC means a Subsidiary of AMLLC, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by AMLLC or by one or more Wholly-Owned Subsidiaries of AMLLC.
Section 1.02 Other Definitions.

Defined
Term	in Section

“ABL Asset Sale Offer”	4.10
“Acceptable Commitment”	4.10
“Additional Assets”	4.10
“Affiliate Transaction”	4.11
“Application Period”	4.10
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Non-ABL Collateral”	4.10
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Purchase Date”	3.09
“Redemption Date”	3.07

Defined
Term	in Section

“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Second Commitment”	4.10
“Subject Lien”	4.12
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Period”	4.16
“Treasury Capital Stock”	4.07
Section 1.03 Incorporation by Reference of Trust Indenture Act.
Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.
The following Trust Indenture Act terms used in this Indenture have the following meanings:
“indenture securities” means the Notes;
“indenture security Holder” means a Holder of a Note;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Notes and the Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.
All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.
Section 1.04 Rules of Construction.
Unless the context otherwise requires:
(a) a term has the meaning assigned to it;
(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c) “or” is not exclusive;
(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;
(f) provisions apply to successive events and transactions;
(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(h) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and
(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.
Section 1.05 Acts of Holders.
(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.05.
(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c) The ownership of Notes shall be proved by the Note Register.
(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.
(e) The Issuers may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
(g) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.
(h) The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.
ARTICLE 2
THE NOTES
Section 2.01 Form and Dating; Terms.
(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Restricted Period shall be terminated upon the receipt by the Trustee of:
(i) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b)); and
(ii) an Officer’s Certificate from the Issuers.
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Issuers pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.
Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09.
(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.
At least one Officer shall execute the Notes on behalf of each of the Issuers by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.
The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.
Section 2.03 Registrar and Paying Agent.
The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Either Issuer or any of AMLLC’s Subsidiaries may act as Paying Agent or Registrar.
The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Issuers initially appoint the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.
The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or Additional Interest, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary of AMLLC) shall have no further liability for the money. If an Issuer or a Subsidiary of AMLLC acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05 Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with Trust Indenture Act Section 312(a).
Section 2.06 Transfer and Exchange.
(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).
(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.06(f), the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).
(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:
(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or
(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and:
(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of an Issuer;
(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D) the Registrar receives the following:
(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or
(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:
(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;
(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;
(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;
(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;
(E) if such beneficial interest is being transferred to an Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or
(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if:
(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of an Issuer;
(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D) the Registrar receives the following:
(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or
(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;
(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;
(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;
(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;
(E) if such Restricted Definitive Note is being transferred to an Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or
(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.
(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of an Issuer;
(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D) the Registrar receives the following:
(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or
(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):
(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or
(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.
(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of an Issuer;
(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
(D) the Registrar receives the following:
(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or
(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable letters of transmittal that (x) they are not Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of an Issuer, and accepted for exchange in the Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of an Issuer, and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the applicable principal amount. Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under this Indenture.
(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:
(i) Private Placement Legend.
(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:
(1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE “SECURITIES ACT”) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,

(2) AGREES THAT IT WILL NOT, WITHIN, THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB OR AN ACCREDITED INVESTOR PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB OR AN ACCREDITED INVESTOR, RESPECTIVELY, IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND
(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.
IN CONNECTION WITH ANY TRANSFER THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CERTIFY TO THE TRUSTEE THE MANNER OF SUCH TRANSFER. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.
(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:
“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”
(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(i) General Provisions Relating to Transfers and Exchanges.
(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).
(iii) Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v) The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.
(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest (including Additional Interest, if any) on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.
(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.
(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
Section 2.07 Replacement Notes.
If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08 Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because an Issuer or an Affiliate of an Issuer holds the Note.
If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuers, a Subsidiary of AMLLC or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09 Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by an Issuer, or by any Affiliate of an Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not an Issuer or any obligor upon the Notes or any Affiliate of an Issuer or of such other obligor.
Section 2.10 Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
Section 2.11 Cancellation.
The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.
Section 2.12 Defaulted Interest.
If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuers of such special record date. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.
Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.13 CUSIP Numbers.
The Issuers in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee of any change in the CUSIP numbers.

Section 2.14 Global Notes.
Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.
ARTICLE 3
REDEMPTION
Section 3.01 Notices to Trustee.
If the Issuers elect to redeem Notes pursuant to Section 3.07, they shall furnish to the Trustee, at least 5 Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 but not more than 60 days before a redemption date, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.
Section 3.02 Selection of Notes to Be Redeemed or Purchased.
If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (ii) on a pro rata basis or (iii) to the extent that selection on a pro rata basis is not practicable by lot or such other similar method in accordance with the procedures of the Depositary. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed or repurchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 3.03 Notice of Redemption.
Subject to Section 3.09, the Issuers shall deliver electronically or mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 12. Except as set forth in Section 3.07, notices of redemption may not be conditional.

The notice shall identify the Notes to be redeemed and shall state:
(a) the redemption date;
(b) the redemption price;
(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;
(d) the name and address of the Paying Agent;
(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f) whether such redemption is conditioned on the happening of a future event;
(g) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(h) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(i) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and
(j) if in connection with a redemption pursuant to Section 3.07, any condition to such redemption.
Notes called for redemption become due on the date fixed for redemption unless such redemption is conditioned on the happening of a future event. At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided that the Issuers shall have delivered to the Trustee, at least 5 Business Days (or such shorter period as the Trustee may agree) before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04 Effect of Notice of Redemption.
Once notice of redemption is delivered or mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date, unless such redemption is conditioned on the happening of a future event at the redemption price. The notice, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.
Prior to noon (New York City time) on the redemption or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.
Section 3.06 Notes Redeemed or Purchased in Part.
Upon surrender of a Note that is redeemed or purchased in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.
Section 3.07 Optional Redemption.
(a) At any time prior to November 1, 2013, the Issuers may redeem all or a part of the Notes, upon notice as described under Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(b) On and after November 1, 2013, the Issuers may redeem the Notes, in whole or in part, upon notice as described under Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage

2013	106.844%
2014	104.563%
2015	102.281%
2016 and thereafter	100.000%

(c) Prior to November 1, 2013, the Issuers may, at their option, upon notice as described under Section 3.03, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 109.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to AMLLC; provided that (a) at least 50% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.
(d) During any 12-month period prior to November 1, 2013, the Issuers will be entitled to redeem up to 10% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued interest thereon, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(e) Notice of any redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control may, at the Issuers’ discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Change of Control.
(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.
Section 3.08 Mandatory Redemption.
The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.09 Offers to Repurchase by Application of Excess Proceeds or Excess ABL Proceeds.
(a) In the event that, pursuant to Section 4.10, the Issuers shall be required to commence an Asset Sale Offer or an ABL Asset Sale Offer, they shall follow the procedures specified below.
(b) The Asset Sale Offer or an ABL Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds or Excess ABL Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Other Pari Passu Lien Obligations (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Other Pari Passu Lien Obligations tendered in response to the Asset Sale Offer or ABL Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or ABL Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer or ABL Asset Sale Offer, the Issuers shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or ABL Asset Sale Offer. The Asset Sale Offer or ABL Asset Sale Offer shall be made to all Holders and holders of Other Pari Passu Lien Obligations. The notice, which shall govern the terms of the Asset Sale Offer or ABL Asset Sale Offer, shall state:
(i) that the Asset Sale Offer or ABL Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer or ABL Asset Sale Offer shall remain open;
(ii) the Offer Amount, the purchase price and the Purchase Date;
(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or ABL Asset Sale Offer shall cease to accrue interest after the Purchase Date;
(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $2,000 or whole multiples of $1,000 in excess thereof only;
(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer or ABL Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuers, the Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
(vii) that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(viii) that, if the aggregate principal amount of Notes and Other Pari Passu Lien Obligations surrendered by the holders thereof exceeds the Offer Amount, the Issuers shall select the Notes and such Other Pari Passu Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other Pari Passu Lien Obligations tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased); and
(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer or ABL Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.
(f) The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer or ABL Asset Sale Offer on or as soon as practicable after the Purchase Date.
Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.
ARTICLE 4
COVENANTS
Section 4.01 Payment of Notes.
The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary, holds as of noon Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuers will pay Additional Interest, if any, in the same manner and on the dates and in the amounts set forth in the Registration Rights Agreement.
The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.02 Maintenance of Office or Agency.
The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03.
Section 4.03 Reports and Other Information.
(a) Whether or not required by the rules and regulations of the SEC, AMLLC shall file the following information with the SEC from and after the Issue Date and as long as any Notes are outstanding:
(i) within 90 days after the end of each fiscal year (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of an annual report on Form 10-K by a non-accelerated filer), annual reports on Form 10-K, or any successor or comparable form;
(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a quarterly report on Form 10-Q by a non-accelerated filer), quarterly reports on Form 10-Q or any successor or comparable form; and
(iii) promptly from time to time after the occurrence of an event required to be therein reported, current reports on Form 8-K or any successor or comparable form;
in each case, in a manner that complies in all material respects with the requirements specified in such form or any successor or comparable form. If not otherwise available on the SEC’s EDGAR system or any successor system, AMLLC shall make such information available to the Trustee and Holders of the Notes (without exhibits) within 15 days after it files such information with the SEC, without cost to any Holder.
(b) Notwithstanding the foregoing, AMLLC shall not be obligated to file such reports with the SEC prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement required pursuant to the Registration Rights Agreement or if the SEC does not permit such filing, in which event AMLLC shall make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes in each case within the time AMLLC would be required to file such information with the SEC if it were a non-accelerated filer. In addition, to the extent not satisfied by the foregoing, AMLLC shall agree that, for so long as any Notes are outstanding, it shall furnish to Holders and to any prospective investor that certifies it is a Qualified Institutional Buyer (as defined in the Securities Act), upon request and if not previously provided, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Parent may satisfy the obligations of AMLLC set forth above; provided that (i) the information filed with the SEC or delivered to Holders pursuant to this Section 4.03 should include consolidated financial statements for Parent, AMLLC and its Subsidiaries, (ii) Parent becomes a Guarantor and (iii) Parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of AMLLC.
(d) The requirements of clauses (a) and (b) of this Section 4.03 shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement required pursuant to the Registration Rights Agreement by (i) filing with the SEC the exchange offer registration statement or the shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (ii) (a) with respect to clause (i) of Section 4.03(a), providing the information required under Items 6, 7, 7A and 8 of Form 10-K (as in effect on the Issue Date) on a freely accessible page of AMLLC’s website within the time period specified in clause (i) of Section 4.03(a), (b) with respect to clause (ii) of Section 4.03(a), providing the information required under Items 1, 2 and 3 of Form 10-Q (as in effect on the Issue Date) on a freely accessible page of AMLLC’s website within the time periods specified in clause (ii) of Section 4.03(a) and (c) with respect to clause (iii) of Section 4.03(a), providing the information required under the following items of Form 8-K (as in effect on the Issue Date) on a freely accessible page of AMLLC’s website within the later of six Business Days after the occurrence of the specified event or such longer timeframe that would have been required for a current report on Form 8-K: Items 1.01 (Entry into a Material Definitive Agreement), 1.02 (Termination of a Material Definitive Agreement), 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 2.03 (Creation of a direct financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 2.06 (Material Impairment), 4.01 (Changes in Registrant’s Certifying Accountants), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), 5.01 (Changes in Control of Registrant), 5.02(a), (b), (c) and (d) (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers) (other than any information relating to compensation arrangements with any directors or officers) and 9.01(a) (Financial Statements and Exhibits but only with respect to historical financial statements relating to transactions required to be reported pursuant to Item 2.01). Notwithstanding the foregoing, prior to the commencement of the exchange offer or effectiveness of the shelf registration statement required pursuant to the Registration Rights Agreement, (A) in no event shall separate financial statements of any Guarantor or a consolidating footnote contemplated by Rule 3-10 of Regulation S-X of the Securities Act be required to be filed with the SEC or published on AMLLC’s website or otherwise delivered to the Trustee or Holders of such form and (B) no “current report” shall be required to be furnished if the Issuers determine in their good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Issuers and the Restricted Subsidiaries, taken as a whole. In addition, prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement required pursuant to the Registration Rights Agreement, AMLLC shall not (nor shall the Co-Issuer or any Guarantor) be required to provide the information that would otherwise be required by Section 302 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 or 308T of Regulation S-K in connection with any information provided under this Section 4.03.
(e) Delivery of such information and documents to the Trustee under this Section 4.03 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04 Compliance Certificate.
(a) The Issuers and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuers and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers have kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge).
(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuers or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuers shall promptly (which shall be no more than five (5) Business Days) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event.
Section 4.05 Taxes.
The Issuers shall pay, and shall cause each of the Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
Section 4.06 Stay, Extension and Usury Laws.
The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07 Limitation on Restricted Payments.
(a) The Issuers shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:
(I) declare or pay any dividend or make any payment or distribution on account of the Issuers’, or any of the Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:
(A) dividends, payments or distributions by AMLLC payable solely in Equity Interests (other than Disqualified Stock) of AMLLC; or

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, AMLLC or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of an Issuer or any Parent Entity, including in connection with any merger or consolidation;
(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuers or any Guarantor, other than:
(A) Indebtedness permitted under clauses (7) and (8) of Section 4.09(b);
(B) the purchase, repurchase or other acquisition of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
(C) the giving of an irrevocable notice of redemption with respect to transactions described in clauses (2) or (3) of this Section 4.07; or
(IV) make any Restricted Investment
(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;
(2) immediately after giving effect to such transaction on a pro forma basis, the Issuers could incur $1.00 of additional Indebtedness under Section 4.09(a); and
(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(c), (9) and (14) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):
(a) 50% of the Consolidated Net Income of AMLLC for the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing prior to the Issue Date to the end of AMLLC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of AMLLC, of marketable securities or other property received by AMLLC since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b)) from the issue or sale of:
(i) (A) Equity Interests of AMLLC, including Treasury Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by the Board of AMLLC, of marketable securities or other property received from the sale of:
(x) Equity Interests to any employee, director or consultant of AMLLC, any Parent Entity and AMLLC’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b); and
(y) Designated Preferred Stock, and
(B) to the extent such net cash proceeds are actually contributed to AMLLC, Equity Interests of the Parent Entities (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b)); or
(ii) debt securities of the Issuers that have been converted into or exchanged for such Equity Interests of AMLLC or a Parent Entity;
provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Issuers sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus
(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of AMLLC, of marketable securities or other property contributed to the capital (other than Disqualified Stock) of AMLLC following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus
(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of AMLLC, of marketable securities or other property received by means of:
(i) the sale or other disposition (other than to the Issuers or a Restricted Subsidiary) of Restricted Investments made by the Issuers or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuers or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuers or the Restricted Subsidiaries, in each case, after the Issue Date; or

(ii) the sale (other than to the Issuers or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus
(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of AMLLC in good faith or if such fair market value exceeds $50,000,000, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent such Investment constituted a Permitted Investment.
(b) The foregoing provisions of Section 4.07(a) shall not prohibit:
(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;
(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of an Issuer or any Equity Interests of any Parent Entity, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of AMLLC or any Parent Entity to the extent contributed to AMLLC (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
(3) the redemption, defeasance, repurchase or other acquisition or retirement of (i) Subordinated Indebtedness of an Issuer or a Guarantor made by exchange for, or out of the proceeds of a sale made within 90 days of, new Indebtedness of the Issuers or a Guarantor, as the case may be, or (ii) Disqualified Stock of the Issuers or a Guarantor made by exchange for, or out of the proceeds of a sale made within 90 days of, Disqualified Stock of the Issuers or a Guarantor, that, in each case, is incurred in compliance with Section 4.09 so long as:
(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;
(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and
(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;
(4) Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of AMLLC or any Parent Entity held by any future, present or former employee, director or consultant of AMLLC, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Notes issued by the Issuers or any Parent Entity in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Issuers or any Parent Entity in connection with the Transactions; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:
(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of AMLLC and, to the extent contributed to AMLLC, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors or consultants of AMLLC, any of its Subsidiaries or any Parent Entity that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a); plus
(b) the cash proceeds of key man life insurance policies received by AMLLC or the Restricted Subsidiaries after the Issue Date; less
(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);
and provided further that cancellation of Indebtedness owing to an Issuer or any Restricted Subsidiary from any future, present or former employees, directors or consultants of AMLLC, any Parent Entity or any of the Restricted Subsidiaries in connection with a repurchase of Equity Interests of AMLLC or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of AMLLC or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 4.09 to the extent such dividends are included in the definition of “Fixed Charges”;
(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by AMLLC or any of the Restricted Subsidiaries after the Issue Date;
(b) the declaration and payment of dividends to a Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuers from the sale of such Designated Preferred Stock; or
(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b);
provided, however, in the case of each of clause (a) and clause (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuers and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;
(7) [Reserved];
(8) payments made or expected to be made by the Issuers or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(9) the declaration and payment of dividends on AMLLC’s common equity (or the payment of dividends to any Parent Entity to fund a payment of dividends on such company’s common equity), following consummation of the first public offering of an Issuer’s common equity or the common equity of any Parent Entity after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to AMLLC in or from any such public offering, other than public offerings with respect to AMLLC’s common equity registered on Form S 8 and other than any public sale constituting an Excluded Contribution;
(10) Restricted Payments in an amount equal to the amount of Excluded Contributions previously received;
(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $55,000,000 at the time made;

(12) distributions or payments of Receivables Fees;
(13) any Restricted Payment made in connection with the Transactions (including redemption of the Existing Notes) and the fees and expenses related thereto or used to fund amounts owed to Affiliates, in each case to the extent permitted by Section 4.11;
(14) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under Section 4.10 and Section 4.14; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;
(15) the declaration and payment of dividends by AMLLC to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay, in each case without duplication,
(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;
(b) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of the Issuers and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuers and the Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuers, the Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;
(c) customary salary, bonus and other benefits payable to officers, employees and directors of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuers and the Restricted Subsidiaries, including the Issuers’ proportionate share of such amount relating to such Parent Entity being a public company;
(d) general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any Parent Entity to the extent such costs and expenses are attributable to the ownership or operation of the Issuers and the Restricted Subsidiaries, including the Issuers’ proportionate share of such amount relating to such Parent Entity being a public company; and
(e) fees and expenses other than to Affiliates of the Issuers related to any unsuccessful equity or debt offering of such Parent Entity; and
(f) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuers or any Parent Entity;

(16) the repurchase, redemption, or other acquisition for value of Equity Interests of AMLLC deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of AMLLC, in each case, permitted under this Indenture; and
(17) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuers or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (17) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.
(c) The Issuers shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuers and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) or under clause (10) or (11) of Section 4.07(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a) The Issuers shall not, and shall not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(1) (A) pay dividends or make any other distributions to AMLLC or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
(B) pay any Indebtedness owed to an Issuer or any of the Restricted Subsidiaries;
(2) make loans or advances to an Issuer or any of the Restricted Subsidiaries; or
(3) sell, lease or transfer any of its properties or assets to an Issuer or any of the Restricted Subsidiaries.
(b) The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:
(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Agreement and the related documentation and related Hedging Obligations;
(2) this Indenture, the Notes and the Guarantees;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) on the property so acquired;
(4) applicable law or any applicable rule, regulation or order;
(5) any agreement or other instrument of a Person acquired by or merged or consolidated with or into an Issuer or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges with or into an Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of an Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(9) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09;
(10) customary provisions in joint venture agreements or arrangements and other similar agreements relating solely to such joint venture;
(11) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case entered into in the ordinary course of business;
(12) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuers or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuers or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuers or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;
(13) any encumbrance or restriction with respect to a Guarantor or a Foreign Subsidiary or Receivables Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuers or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(14) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09; provided that, in the judgment of AMLLC, such incurrence will not materially impair the Issuers’ ability to make payments under the Notes when due;
(15) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuers, are necessary or advisable to effect such Receivables Facility; and
(16) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a) The Issuers shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuers shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuers may incur Indebtedness (including Acquired Indebtedness), AMLLC may issue shares of Disqualified Stock, and any of the Restricted Subsidiaries (other than the Co-Issuer) may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for AMLLC and the Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four quarter period; provided, further, that Restricted Subsidiaries (other than the Co-Issuer) that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $25,000,000 of Indebtedness of Disqualified Stock or Preferred Stock of Restricted Subsidiaries (other than the Co-Issuer) that are not Guarantors would be outstanding pursuant to this Section 4.09(a) and clause (14) of Section 4.09(b) at such time.
(b) The provisions of Section 4.09(a) shall not apply to:
(1) the incurrence of Indebtedness under Credit Facilities by an Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any one time, not to exceed the greater of (x) $300,000,000 and (y) the Borrowing Base as of the date of such incurrence, in each case less the aggregate amount of Indebtedness under a Receivables Facility incurred by a Receivables Subsidiary that is a consolidated entity in accordance with GAAP;

(2) the incurrence by an Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes), including any Exchange Notes and exchange guarantees issued therefor in accordance with the Registration Rights Agreement;
(3) Indebtedness of an Issuer and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));
(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by an Issuer or any of the Restricted Subsidiaries, to finance the purchase, lease, construction, installation or improvement of property (real or personal), equipment or other assets that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred or issued and outstanding pursuant to this clause (4), when aggregated with the outstanding amount of Indebtedness under clause (13) incurred to refinance Indebtedness initially incurred in reliance on this clause (4), does not exceed the greater of 2.0% of AMLLC’s Total Assets and $35,000,000 at any one time outstanding;
(5) Indebtedness incurred by an Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to bankers’ acceptances, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the issuance of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
(6) Indebtedness arising from agreements of an Issuer or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by AMLLC and the Restricted Subsidiaries in connection with such disposition;
(7) Indebtedness of an Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuers or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary owing to an Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor and if such Indebtedness is not in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business, such Indebtedness shall be expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to an Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);
(9) shares of Preferred Stock of a Restricted Subsidiary issued to AMLLC or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to an Issuer or another of the Restricted Subsidiaries or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);
(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 4.09, exchange rate risk or commodity pricing risk;
(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by an Issuer or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;
(12) (a) Indebtedness or Disqualified Stock of an Issuer and Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by AMLLC since immediately after the Issue Date from the issue or sale of Equity Interests of AMLLC or cash contributed to the capital of AMLLC (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Issuers or any of their respective Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of an Issuer and Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $100,000,000 (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which the Issuers or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (12)(b));

(13) the incurrence by an Issuer or any Restricted Subsidiary of Indebtedness or the issuance by an Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 4.09(a) and clauses (2), (3), (4) and (12)(a) of this Section 4.09(b), this clause (13) and clauses (14) and (23) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased,
(B) to the extent such Refinancing Indebtedness, refunds, refinances, replaces, renews, extends or defeases (i) Indebtedness subordinated or pari passu (without giving effect to security interests) to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu (without giving effect to security interests) to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and
(C) shall not include:
(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer;
(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or
(iii) Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
and provided, further, that subclause (A) of this clause (13) will not apply to any refunding, refinancing, replacement, renewal, extension or defeasance of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) an Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by AMLLC or any Restricted Subsidiary or merged into, amalgamated with or consolidated with AMLLC or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, amalgamation, merger or consolidation, either
(a) the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), or
(b) the Fixed Charge Coverage Ratio of the Issuers and the Restricted Subsidiaries is greater than immediately prior to such acquisition, merger or consolidation;
provided, however, that on a pro forma basis, together with amounts incurred and outstanding pursuant to the second proviso of Section 4.09(a), no more than $25,000,000 of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries (other than the Co-Issuer) that are not Guarantors pursuant to this clause (14) shall be incurred and outstanding;
(15) Cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(16) Indebtedness of an Issuer or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;
(17) (a) any guarantee by an Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or
(b) any guarantee by a Restricted Subsidiary of Indebtedness of an Issuer or of any other Restricted Subsidiary; provided that such Indebtedness is permitted under the terms of this Indenture;
(18) Indebtedness of Foreign Subsidiaries of AMLLC incurred not to exceed at any one time outstanding, and together with any other Indebtedness incurred under this clause (18), $25,000,000 (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which the Issuers or such Restricted Subsidiary could have incurred such Indebtedness under Section 4.09(a) without reliance on this clause (18));
(19) Indebtedness under a Receivables Facility;
(20) Indebtedness of an Issuer or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;
(21) Indebtedness of an Issuer or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;
(22) Indebtedness consisting of Indebtedness issued by an Issuer or any of the Restricted Subsidiaries to future, current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of AMLLC or any Parent Entity to the extent described in clause (4) of Section 4.07(b);

(23) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $25,000,000 in the aggregate at any one time outstanding together with all other outstanding Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (23) and any outstanding Indebtedness under clause (23) incurred to refinance Indebtedness initially incurred in reliance on this clause (23) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for purposes of this clause (23) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (23)); and
(24) Indebtedness consisting of the Redemption Bridge Loans.
(c) For purposes of determining compliance with this Section 4.09:
(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Issuers, in their sole discretion, shall classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses of Section 4.09(a) or (b); provided that all Indebtedness outstanding under the Senior Credit Agreement on the Issue Date shall be treated as incurred on the Issue Date under clause (1) of Section 4.09(b); and
(2) at the time of incurrence, the Issuers shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b).
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
Notwithstanding anything to the contrary, the Issuers shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of an Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of an Issuer or such Guarantor, as the case may be.
For the purposes of this Indenture, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness is not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.
Section 4.10 Asset Sales.
(I) (a) The Issuers will not, and will not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale of any assets that do not constitute ABL Collateral (“Non-ABL Collateral”), unless:
(1) an Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by AMLLC) of the assets sold or otherwise disposed of; and
(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by such Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.
(b) Within 365 days after the receipt of any Net Proceeds of any Asset Sale covered by this clause (I), such Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,
(1) to make one or more offers to the Holders of the Notes (and, at the option of the Issuers, the holders of Other Pari Passu Lien Obligations) to purchase Notes (and such Other Pari Passu Lien Obligations) pursuant to Section 3.09 (each, an “Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Issuers or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that if the Issuers or such Restricted Subsidiary shall so reduce any Other Pari Passu Lien Obligations, the Issuers will equally and ratably reduce Indebtedness under the Notes by making an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of the Notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount;
(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in any Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets that are, in each of (a), (b) and (c), used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale (clauses (a), (b) and (c) together, the “Additional Assets”); or

(3) to the extent such Net Proceeds are not from Asset Sales of Collateral, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to an Issuer, a Guarantor or a Restricted Subsidiary;
provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds unless such Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.
(c) Any Net Proceeds from the Asset Sales covered by this clause (I) that are not invested or applied as provided and within the time period set forth in Section 4.10(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20,000,000, the Issuers shall make an Asset Sale Offer to all Holders of the Notes, and, if required by the terms of any Other Pari Passu Lien Obligations, to the holders of such Other Pari Passu Lien Obligations, to purchase the maximum aggregate principal amount of the Notes and such Other Pari Passu Lien Obligations that is equal to $1,000 or an integral multiple thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuers shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20,000,000 by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the Application Period.
(d) To the extent that the aggregate amount of Notes and such Other Pari Passu Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to the covenants contained in this Indenture. If the aggregate principal amount of Notes or the Other Pari Passu Lien Obligations surrendered by such Holders and holders thereof exceeds the amount of Excess Proceeds, the Issuers shall select the Notes and such Other Pari Passu Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other Pari Passu Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Issuers or any Restricted Subsidiary have applied the Net Proceeds from any Asset Sale covered by this clause (I) as provided in, and within the time periods required by, this paragraph (I), the balance of such Net Proceeds, if any, from such Asset Sale shall be released by the Notes Collateral Agent to the Issuers or such Restricted Subsidiary for use by the Issuers or such Restricted Subsidiary for any purpose not prohibited by the terms of this Indenture.
(II) (a) The Issuers shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale of any ABL Collateral, unless:
(1) an Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by AMLLC) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap at least 75% of the consideration therefor received by an Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.
Within 365 days after the receipt of any Net Proceeds from such Asset Sale covered by this clause (II), such Issuer or such Restricted Subsidiary may at its option do any one or more of the following:
(i) permanently reduce any Indebtedness under the Senior Credit Agreement or any other Indebtedness of AMLLC or a Guarantor that in each case is secured by a Lien on the ABL Collateral that is prior to the Lien on the ABL Collateral in favor of holders of Notes (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto), in each case other than Indebtedness owed to an Issuer or a Subsidiary of AMLLC; or
(ii) to make an Investment in Additional Assets;
provided that, in the case of clause (ii) above, an Acceptable Commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess ABL Proceeds unless such Issuer or such Restricted Subsidiary enters into a Second Commitment within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess ABL Proceeds.
(b) Any Net Proceeds from an Asset Sale covered by this clause (II) that are not invested or applied as provided and within the time period set forth in clause (a) above shall be deemed to constitute “Excess ABL Proceeds.” When the aggregate amount of Excess ABL Proceeds exceeds $20,000,000 AMLLC shall make an offer to all Holders of the Notes, and, if required by the terms of any Other Pari Passu Lien Obligations, to the holders of such Other Pari Passu Lien Obligations (an “ABL Asset Sale Offer”), to purchase the maximum aggregate principal amount of Notes and such Other Pari Passu Lien Obligations, that is equal to $1,000 or an integral multiple thereof that may be purchased out of the Excess ABL Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuers shall commence an ABL Asset Sale Offer with respect to Excess ABL Proceeds within ten Business Days after the date that Excess ABL Proceeds exceed $20,000,000 by mailing the notice required by this Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an ABL Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the Application Period.
(c) To the extent that the aggregate amount of Notes and such Other Pari Passu Lien Obligations tendered pursuant to an ABL Asset Sale Offer is less than the Excess ABL Proceeds, the Issuers may use any remaining Excess ABL Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes or the Other Pari Passu Lien Obligations surrendered by such Holders and holders thereof exceeds the amount of Excess ABL Proceeds, the Issuers shall select the Notes and such Other Pari Passu Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other Pari Passu Lien Obligations tendered. Upon completion of any such ABL Asset Sale Offer, the amount of Excess ABL Proceeds shall be reset at zero.

(III) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Senior Credit Agreement) or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.
(IV) For the purposes of this Section 4.10, any sale by AMLLC or a Restricted Subsidiary of the Capital Stock of AMLLC or a Restricted Subsidiary that owns assets constituting Non-ABL Collateral or ABL Collateral shall be deemed to be a sale of such Non-ABL Collateral or ABL Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Non-ABL Collateral and ABL Collateral a separate sale of each of such Non-ABL Collateral and ABL Collateral). In the event of any such sale (or a sale of assets that includes any combination of Non-ABL Collateral and ABL Collateral), the proceeds received by AMLLC and the Restricted Subsidiaries in respect of such sale shall be allocated to the Non-ABL Collateral and ABL Collateral in accordance with their respective fair market values, which shall be determined by the Board of AMLLC or, at AMLLC’s election, an independent third party. In addition, for purposes of this covenant, any sale by AMLLC or any Restricted Subsidiary of the Capital Stock of any Person that owns only ABL Collateral will not be subject to paragraph (I) above, but rather will be subject to paragraph (II) above.
(V) For purposes of this Section 4.10, the following are deemed to be cash or Cash Equivalents:
(1) any liabilities (as shown on AMLLC’s, or such Restricted Subsidiary’s, most recent balance sheet or in the notes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on AMLLC’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by AMLLC) of AMLLC or any Restricted Subsidiary that have superior Lien priority on the Collateral relative to the Notes or constitute Other Pari Passu Lien Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which AMLLC and all Restricted Subsidiaries have been validly released by all creditors in writing;
(2) any securities, notes or other obligations received by AMLLC, a Guarantor or such Restricted Subsidiary from such transferee that are converted by AMLLC or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and
(3) any Designated Non-cash Consideration received by AMLLC or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $50,000,000 and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.
(VI) The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.
(a) The Issuers shall not, and shall not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of AMLLC (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless:
(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuers or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and
(2) the Issuers deliver to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20,000,000, a resolution adopted by a majority of the Boards of the Issuers approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).
(b) The provisions of Section 4.11(a) shall not apply to the following:
(1) transactions between or among the Issuers or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;
(2) Restricted Payments permitted by Section 4.07 and the definition of “Permitted Investments”;
(3) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors approved by, or pursuant to arrangements approved by, the Board of an Issuer;
(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, employees or consultants of an Issuer, any of the Restricted Subsidiaries or any Parent Entity;
(5) transactions in which an Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to such Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to such Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);
(7) the existence of, or the performance by an Issuer or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by an Issuer or any of the Restricted Subsidiaries of, obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole;
(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as expressly contemplated in the Offering Memorandum;
(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuers and the Restricted Subsidiaries, in the reasonable determination of the Board of AMLLC or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(10) the issuance or transfer of Equity Interests (other than Disqualified Stock) of AMLLC to any Parent Entity or to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of an Issuer, any of AMLLC’s Subsidiaries or any Parent Entity and the granting and performing of reasonable and customary registration rights;
(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;
(12) payments by an Issuer or any of the Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of AMLLC in good faith;
(13) payments or loans (or cancellation of loans) to employees, directors or consultants of an Issuer, any of the Restricted Subsidiaries or any Parent Entity and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by AMLLC in good faith;
(14) investments by any of the Investors in securities of AMLLC or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(15) payments to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of an Issuer, any of their respective Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by AMLLC in good faith;
(16) transactions with a Person that is an Affiliate of the Issuers solely because the Issuers own any Equity Interest in, or controls such Person;
(17) payments by an Issuer (and any Parent Entity) and their respective Subsidiaries pursuant to tax sharing agreements among the Issuers (and any such Parent Entity) and their respective Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuers, the Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuers, the Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;
(18) any lease entered into between an Issuer or any Restricted Subsidiary, as lessee and any Affiliate of the Issuers, as lessor, which is approved by a majority of the disinterested Board of AMLLC;
(19) intellectual property licenses in the ordinary course of business; and
(20) the Redemption Bridge Loans.
Section 4.12 Liens.
The Issuers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of an Issuer or any Restricted Subsidiary, unless:
(1) in the case of Subject Liens on any Collateral, any Subject Lien if (i) such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and Guarantees; or (ii) such Subject Lien is a Permitted Lien; and
(2) in the case of any other asset or property, any Subject Lien if (i) the Notes are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.
Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to so secure the Notes.

Section 4.13 Corporate Existence.
Subject to Article 5, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) their company existence, and the corporate, partnership, limited liability company or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended, supplemented or otherwise modified from time to time) of the Issuers or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuers and the Restricted Subsidiaries; provided that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of the Restricted Subsidiaries, if the Issuers in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and the Restricted Subsidiaries, taken as a whole.
Section 4.14 Offer to Repurchase Upon Change of Control.
(a) If a Change of Control occurs, unless, prior to the time the Issuers are required to make a Change of Control Offer, the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 12.01, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuers shall send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:
(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;
(2) the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;
(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;
(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and
(9) the other instructions, as determined by the Issuers, consistent with this Section 4.14, that a Holder must follow.
The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.14 by virtue thereof.
(b) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,
(1) accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,
(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and
(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.
(c) The Issuers shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(d) With respect to the Notes, if Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described in clause (c) above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to the date of redemption.

(e) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.
Section 4.15 Additional Guarantees.
AMLLC shall not permit any of its Domestic Subsidiaries that is a Wholly Owned Subsidiary (and Domestic Subsidiaries that are non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of any Issuer or any Guarantor), other than a Guarantor, to guarantee the payment of any Indebtedness of any Issuer or any other Guarantor unless such Domestic Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Domestic Subsidiary, except that with respect to a guarantee of Indebtedness of any Issuer or any Guarantor:
(1) if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Domestic Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and
(2) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;
provided that this Section 4.15 shall not be applicable to any guarantee of any Domestic Subsidiary that existed at the time such Person became a Domestic Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Domestic Subsidiary; and provided, further, no Excluded Subsidiary shall be required to become a Guarantor at any time.
Section 4.16 Discharge and Suspension of Covenants.
(a) If after the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture then, beginning on that day, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11 and clause (4) of Section 5.01(a) (collectively, the “Suspended Covenants”) shall no longer be applicable to the Notes. In addition, the amount of Excess Proceeds and Excess ABL Proceeds, in each case from Net Proceeds shall be reset at zero.
(b) In the event that the Issuers and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time (such period the “Suspension Period”) as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (i) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (ii) the Issuers or any of their Affiliates enters into an agreement to effect a transaction and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuers and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (ii) of this clause (b).

(c) In the event of any such reinstatement, no action taken or omitted to be taken by the Issuers or any of the Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (i) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during the Suspension Period, and (ii) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b). No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period.
(d) The Issuers shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16.
Section 4.17 [Reserved].
Section 4.18 Restrictions on Activities of the Co-Issuer.
The Co-Issuer shall not hold any material assets, become liable for any material obligations or engage in any business activities or operations; provided that the Co-Issuer may (i) be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if an Issuer is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by such Issuer or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under this Indenture and (ii) guarantee any Obligations under the Senior Credit Agreement or any other Lenders Debt.
Section 4.19 Further Assurances; After Acquired Property.
Subject to the applicable limitations set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), the Issuers and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. Subject to the applicable limitations set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), if after the Issue Date an Issuer or a Guarantor acquires property that is not automatically subject to a perfected security interest under the Security Documents and such property constitutes (or would constitute) Collateral or acquires any Real Estate Asset or an entity becomes a Guarantor, then such Issuer or Guarantor shall, within 90 days after acquisition (with respect to real property and related fixtures) and as soon as practicable (with respect to other assets), provide security over such property (or, in the case of a new Guarantor, its assets that would constitute Collateral under the Security Documents) in favor of the Notes Collateral Agent and deliver certain joinder agreements or supplements as required by this Indenture and the Security Documents. Notwithstanding the foregoing, until the Discharge of ABL Obligations, the Issuers and the Guarantors shall only be required to comply with the foregoing requirements with respect to any ABL Collateral to the extent that such ABL Collateral is concurrently being pledged to secure the Obligations under the Lenders Debt.
Section 4.20 Information Regarding Collateral.
The Issuers shall furnish to the Notes Collateral Agent, with respect to the Issuers or any Guarantor, prompt written notice of any change in such Person’s (i) organizational name, (ii) jurisdiction of organization or formation, (iii) identity or organizational structure or (iv) organizational identification number.

ARTICLE 5
SUCCESSORS
Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.
(a) No Issuer shall consolidate or merge with or into or wind up into (whether or not an Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(1) one of the Issuers is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than an Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;
(2) the Successor Company, if other than an Issuer, expressly assumes all the obligations of the Issuers under this Indenture, the Security Documents and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3) immediately after such transaction, no Default exists;
(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four quarter period,
(A) the Successor Company or the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), or
(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Issuers and the Restricted Subsidiaries immediately prior to such transaction;
(5) each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(d) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture, the Notes and the Registration Rights Agreement;
(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;
(7) to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(8) the Collateral owned by or transferred to the Successor Company shall: (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens.
(b) The Successor Company shall succeed to, and be substituted for, the Issuers, as the case may be, under this Indenture, the Guarantees and the Notes, as applicable. Notwithstanding clauses (3) and (4) of Section 5.01(a),
(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to AMLLC or any Restricted Subsidiary; and
(2) AMLLC may consolidate or merge with an Affiliate of AMLLC, as the case may be, solely for the purpose of reincorporating AMLLC in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of AMLLC and the Restricted Subsidiaries is not increased thereby.
(c) Notwithstanding clause (a) or (b) of this Section 5.01, the Mergers shall be permitted under this Indenture without any further requirement under this Section 5.01. Effective upon consummation of the Mergers, AMLLC expressly assumes all the obligations of Carey Acquisition Corp. under this Indenture, the Security Documents and the Notes.
(d) Subject to certain limitations described in this Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor shall, and the Issuers shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Issuer or Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(1) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);
(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(C) immediately after such transaction, no Default exists;
(D) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

(E) To the extent any assets of the Guarantor which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Security Documents, the Successor Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and
(F) The Collateral owned by or transferred to the Successor Person shall: (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens; or
(2) the transaction is made in compliance with Section 4.10.
(e) Subject to certain limitations described in this Indenture, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or AMLLC, (ii) merge with an Affiliate of an Issuer solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of an Issuer and the Restricted Subsidiaries is not increased thereby, or (iii) convert into a Person organized or existing under the laws of the jurisdiction of such Guarantor.
Section 5.02 Successor Corporation Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of an Issuer in accordance with Section 5.01, the successor corporation formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to such Issuer shall refer instead to the successor corporation and not to such Issuer), and may exercise every right and power of such Issuer under this Indenture with the same effect as if such successor Person had been named as such Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of such Issuer’s assets that meets the requirements of Section 5.01.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01 Events of Default.
(a) An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;
(3) failure by the Issuers or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) or (2) above) contained in this Indenture or the Notes; provided that in the case of a failure to comply with Section 4.03, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given; provided, further, that failure by any Issuer or any Restricted Subsidiary to comply with the provisions of Section 314 of the Trust Indenture Act will not in itself be deemed a Default or an Event of Default under this Indenture;
(4) default under any mortgage, deed of trust, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by an Issuer or any of the Restricted Subsidiaries or the payment of which is guaranteed by an Issuer or any of the Restricted Subsidiaries, other than Indebtedness owed to an Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:
(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and
(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25,000,000 or more at any one time outstanding;
(5) failure by an Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of AMLLC for a fiscal quarter end provided as required pursuant to Section 4.03) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25,000,000 (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(6) an Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of AMLLC for a fiscal quarter end provided as required pursuant to Section 4.03) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:
(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;
(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;
(iv) makes a general assignment for the benefit of its creditors; or
(v) generally is not paying its debts as they become due;
(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i) is for relief against an Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which an Issuer or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;
(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of an Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of an Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or
(iii) orders the liquidation of an Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or
(8) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of AMLLC for a fiscal quarter end provided as required pursuant to Section 4.03) would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; or

(9) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $50,000,000, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Holders the Liens purported to be created thereby, or any of the Security Documents is declared null and void or any Issuer or any Guarantor denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of this Indenture or the terms of the Senior Credit Agreement or the Security Documents or (ii) unless waived by the requisite lenders under the Senior Credit Agreement if, after that waiver, the Issuers are in compliance with Section 4.19 and Article 11), except to the extent that any loss of perfection or priority results from the failure of the Notes Collateral Agent or the Bank Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, or otherwise results from the gross negligence or willful misconduct of the Trustee, the Notes Collateral Agent or the Bank Collateral Agent; provided that if a failure of the sort described in this clause (9) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this clause (9) with respect thereto until 30 days after notice of such failure shall have been given to the Issuers by the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes issued under this Indenture.
(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:
(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(3) the default that is the basis for such Event of Default has been cured.
Section 6.02 Acceleration.
If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01(a)) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately.
Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a), all outstanding Notes shall be due and payable immediately without further action or notice.
The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, if any, or premium that has become due solely because of the acceleration) have been cured or waived.
If an Event of Default occurs and is continuing that results in an acceleration, the Trustee and Notes Collateral Agent shall provide an Enforcement Notice pursuant to the terms of the Intercreditor Agreement.

Section 6.03 Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults.
Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05 Control by Majority.
Subject to the terms of the Security Documents, Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is unduly prejudicial to such Holders) or that would involve the Trustee in personal liability.
Section 6.06 Limitation on Suits.
Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;
(3) Holders of the Notes have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;
(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07 Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08 Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09 Restoration of Rights and Remedies.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
Section 6.10 Rights and Remedies Cumulative.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11 Delay or Omission Not Waiver.
No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their respective agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee and shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Notes Collateral Agent any amount due to them for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee and the Notes Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.13 Priorities.
Subject to the terms of the Security Documents and Intercreditor Agreement with respect to any proceeds of Collateral, any money or property collected by the Trustee or the Notes Collateral Agent pursuant to this Article 6 and any money or other property distributable in respect of any Grantor’s Obligations under this Indenture after an Event of Default shall be applied in the following order:
FIRST: to the Trustee for amounts due under Section 7.07 and to the Notes Collateral Agent for amounts due under Article 11 or under any Security Document;
SECOND: to Holders for amounts due and unpaid on the Notes for the principal premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;
THIRD: without duplication, to Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and
FOURTH: to the Issuers or as otherwise directed by a court of competent jurisdiction.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01 Duties of Trustee.
(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b) Except during the continuance of an Event of Default:
(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;
(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and
(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.
(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02 Rights of Trustee.
(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of each Issuer.
(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. Delivery of reports to the Trustee pursuant to Section 4.03 shall not constitute actual knowledge of, or notice to, the Trustee of the information contained therein.
(g) In no event shall the Trustee be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
(i) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(j) The Trustee may request that the Issuers and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.
Section 7.03 Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with an Issuer or any Affiliate of an Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.
Section 7.04 Trustee’s Disclaimer.
The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to an Issuer or upon an Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05 Notice of Defaults.
If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail or otherwise deliver in accordance with the procedures of DTC to Holders of Notes a notice of the Default within 90 days after it occurs, unless such default shall have been cured or waived. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06 Reports by Trustee to Holders of the Notes.
Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange.
Section 7.07 Compensation and Indemnity.
The Issuers shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuers or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, an Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers and the Guarantors shall defend the claim and the Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.
The obligations of the Issuers and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
To secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.
Section 7.08 Replacement of Trustee.
A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:
(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c) a custodian or public officer takes charge of the Trustee or its property; or
(d) the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.
If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
Section 7.09 Successor Trustee by Merger, Etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.
Section 7.10 Eligibility; Disqualification.
There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).
Section 7.11 Preferential Collection of Claims Against Issuers.
The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.
Section 7.12 Security Documents; Intercreditor Agreement.
By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Notes Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreement and the Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Intercreditor Agreement or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02 Legal Defeasance and Discharge.
Upon the Issuers, exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all their other obligations under such Notes and this Indenture and the Security Documents including the obligations of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and
(d) this Section 8.02.
Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.
Section 8.03 Covenant Defeasance.
Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.09, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.18, 4.19 and 4.20 and clauses (4), (5), (7) and (8) of Section 5.01(a) and Section 5.01(d) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’, exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), 6.01(a)(8) and 6.01(a)(9) shall not constitute Events of Default.
Section 8.04 Conditions to Legal or Covenant Defeasance.
The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,
(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or
(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Agreement or any other material agreement or instrument (other than this Indenture) to which, an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);
(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of an Issuer or any Guarantor or others; and
(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06 Repayment to Issuers.
Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Issuers on their request or (if then held by an Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.
Section 8.07 Reinstatement.
If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuers make any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01 Without Consent of Holders of Notes.
Notwithstanding Section 9.02, the Issuers, any Guarantor (with respect to a Guarantee or this Indenture) and the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Security Documents, the Intercreditor Agreement and any Guarantee or Notes without the consent of any Holder:
(1) to cure any ambiguity, omission, mistake, defect or inconsistency;
(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;
(3) to comply with Section 5.01;
(4) to provide the assumption of the Issuers’, or any Guarantor’s obligations to the Holders;
(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;
(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;
(7) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;
(8) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof;
(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;
(10) to add a Guarantor under this Indenture;
(11) to conform the text of this Indenture, the Security Documents, the Intercreditor Agreement, the Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Security Documents, the Intercreditor Agreement, the Guarantee or Notes;
(12) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to add additional assets as Collateral; or
(14) to release Collateral from the Lien or any Guarantor from its Guarantee, in each case pursuant to this Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by this Indenture or the Security Documents.
The Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto. In addition, the Intercreditor Agreement may be amended from time to time at the sole request and expense of the Issuers, and without the consent of the Notes Collateral Agent or the Bank Collateral Agent,
(1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the Senior Credit Agreement, this Indenture and the Security Documents, (B) to establish that the Liens on any Notes Collateral securing such Other Pari Passu Lien Obligations shall be equal under the Intercreditor Agreement with the Liens on such Notes Collateral securing the Obligations under this Indenture and the Notes and senior to the Liens on such Notes Collateral securing any Obligations under the Senior Credit Agreement and other Lenders Debt, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any ABL Collateral securing such Other Pari Passu Lien Obligations shall be equal under the Intercreditor Agreement with the Liens on such ABL Collateral securing the Obligations under this Indenture and the Notes and junior and subordinated to the Liens on such ABL Collateral securing any Obligations under the Senior Credit Agreement and other Lenders Debt, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment, and
(2) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with this Indenture, the Senior Credit Agreement and the Security Documents, (B) to establish that the Liens on any ABL Collateral securing such Indebtedness shall be equal under the Intercreditor Agreement with the Liens on such ABL Collateral securing the Obligations under the Senior Credit Agreement and senior to the Liens on such ABL Collateral securing any Obligations under this Indenture and the Notes and to any Other Pari Passu Lien Obligations, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any Notes Collateral securing such Indebtedness shall be equal under the Intercreditor Agreement with the Liens on such Notes Collateral securing the Obligations under the Senior Credit Agreement and other Lenders Debt and junior and subordinated to the Liens on such Notes Collateral securing any obligations under this Indenture and the Notes and to any Other Pari Passu Lien Obligations, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and Notes Collateral Agent shall be entitled to rely upon an Officer’s Certificate delivered by the Issuers certifying that such Other Pari Passu Lien Obligations or Indebtedness, as the case may be, were issued or borrowed in compliance with this Indenture and the Security Documents.
Upon the request of the Issuers accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee and/or the Notes Collateral Agent shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture or security documents or intercreditor agreement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and/or the Notes Collateral Agent shall not be obligated to enter into such amended or supplemental indenture or security documents or intercreditor agreement that affects their own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D, and delivery of an Officer’s Certificate.

Section 9.02 With Consent of Holders of Notes.
Except as provided below in this Section 9.02, the Issuers and the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Security Documents, the Intercreditor Agreement and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees, the Security Documents, the Intercreditor Agreement or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
Upon the request of the Issuers accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee and/or the Notes Collateral Agent shall join with the Issuers in the execution of such amended or supplemental indenture or security documents or intercreditor agreement unless such amended or supplemental indenture directly affects their own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Notes Collateral Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or security documents or intercreditor agreement.
It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to Section 3.09, Section 4.10 and Section 4.14 to the extent that any such amendment or waiver does not have the effect of reducing the principal of or changing the fixed final maturity of any such Note or altering or waiving the provisions with respect to the redemption of such Notes);
(3) reduce the rate of or change the time for payment of interest on any Note;
(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;
(5) make any Note payable in money other than that stated therein;
(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;
(7) make any change in these amendment and waiver provisions;
(8) impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or
(10) except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse in any material respect to the Holders of the Notes.
In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Security Document, the Intercreditor Agreement or the provisions in this Indenture dealing with the Collateral or the Security Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture, the Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral, (2) make any change in any Security Document, the Intercreditor Agreement or the provisions in this Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, Security Documents and the Intercreditor Agreement.
Section 9.03 Compliance with Trust Indenture Act.
Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04 Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
Section 9.05 Notation on or Exchange of Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06 Trustee and Notes Collateral Agent to Sign Amendments, Etc.
The Trustee and Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Notes Collateral Agent. The Issuers may not sign an amendment, supplement or waiver until the Board of AMLLC approves it. In executing any amendment, supplement or waiver to any Notes Document, the Trustee and Notes Collateral Agent shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03). Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee and Notes Collateral Agent to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE 10
GUARANTEES
Section 10.01 Guarantee.
Subject to this Article 10, from and after the consummation of the Acquisition, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of, interest, premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.
If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation or reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
The Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.
Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
Section 10.02 Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
Section 10.03 Execution and Delivery.
To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President, one of its Vice Presidents or one of its Assistant Vice Presidents.
Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.
If required by Section 4.15, the Issuers shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.
Section 10.04 Subrogation.
Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.
Section 10.05 Benefits Acknowledged.
Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.
Section 10.06 Release of Guarantees.
A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Guarantee, upon:
(1) (A) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all of the assets of such Guarantor, in each case, if such sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture; provided, however, that such Guarantor is also released from its guarantees and all pledges and security, if any, granted in connection with the Senior Credit Agreement and any other Indebtedness for borrowed money of an Issuer or another Guarantor;
(B) the release or discharge of the guarantee or direct obligation by such Guarantor of the Senior Credit Agreement and other Lenders Debt or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subsequent to a contingent reinstatement is still a release);
(C) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture; or
(D) the Issuers exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Issuers’ obligations under this Indenture being discharged in accordance with the terms of this Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
ARTICLE 11
COLLATERAL
Section 11.01 Collateral and Security Documents.
The due and punctual payment of the principal of and interest on the Notes and Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and Guarantees and performance of all other Obligations of the Issuers and the Guarantors to the Secured Parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement. The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Secured Parties pursuant to the terms of the Security Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control. The Issuers shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.01, to assure and confirm to the Notes Collateral Agent the first-priority security interest in the Notes Collateral and the second-priority lien in the ABL Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers shall, and shall cause the Subsidiaries of AMLLC to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuers and the Guarantors to the Secured Parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Security Documents), in favor of the Notes Collateral Agent for the benefit of the Secured Parties subject to no Liens other than Liens permitted under this Indenture.
Section 11.02 Non-Impairment of Liens.
Any release of Collateral permitted by Section 11.03 will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof.

Section 11.03 Release of Collateral.
(a) Subject to Section 11.03(b), Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement and this Indenture. Notwithstanding anything to the contrary in any Notes Document, the Liens on Collateral securing the Notes shall automatically (without further action) be released with respect to the relevant Collateral upon the occurrence of any of the following:
(A) in the case the Issuers or any Guarantor sell, exchange or otherwise dispose of any of the Collateral, including Capital Stock (other than to an Issuer or a Guarantor, as applicable) to the extent not prohibited under this Indenture;
(B) in the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor;
(C) to the extent any lease is Collateral, upon termination of such lease;
(D) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture;
(E) pursuant to an amendment, supplement or waiver in accordance with Article 9; or
(F) if the Notes have been discharged or defeased pursuant to Article 8 or Article 12.
(b) The second-priority Lien on the ABL Collateral securing the Notes and the Guarantees will terminate and be released automatically if the first-priority Liens on the ABL Collateral are released by the Bank Collateral Agent (unless, at the time of such release of such first-priority Liens, an Event of Default shall have occurred and be continuing under this Indenture), other than in connection with any such release by the Bank Collateral Agent in connection with a Discharge of ABL Obligations. Notwithstanding the existence of an Event of Default, the second-priority Lien on the ABL Collateral securing the Notes and the Guarantees shall also terminate and be released automatically to the extent the first-priority Liens on the ABL Collateral are released by the Bank Collateral Agent in connection with a sale, transfer or disposition of ABL Collateral that is either not prohibited under this Indenture or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, ABL Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Lenders Debt), other than in connection with a Discharge of ABL Obligations. The Liens on the Collateral securing the Notes and the Guarantees that otherwise would have been released pursuant to the first sentence of this paragraph but for the occurrence and continuation of an Event of Default will be released when such Event of Default and all other Events of Default under this Indenture cease to exist.
(c) With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreement, if any, to such release have been met and that it is proper for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers, the Trustee shall, or shall cause the Notes Collateral Agent to, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 11.04 Suits To Protect the Collateral.
Subject to the provisions of Article 7 and the Security Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Notes Collateral Agent to take all actions it determines in order to:
(a) enforce any of the terms of the Security Documents; and
(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.
Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 11.05	Authorization of Receipt of Funds by the Trustee Under the Security Documents.
Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
Section 11.06 Purchaser Protected.
In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Issuers or the applicable Guarantor to make any such sale or other transfer.
Section 11.07 Powers Exercisable by Receiver or Trustee.
In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Issuers or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 11.08 Release Upon Termination of the Issuers’ Obligations.
In the event that the Issuers deliver to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuers shall have exercised their Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Article 8, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuers and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.
Section 11.09 Notes Collateral Agent.
(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 11.09. The provisions of this Section 11.09 are solely for the benefit of the Notes Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 11.03. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or through its Related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) None of the Notes Collateral Agent or any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct) or under or in connection with any Security Document or Intercreditor Agreement or the transactions contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by an Issuer or any Grantor or Affiliate of any Grantor, or any Officer or Related Persons thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.
(d) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or any Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.09).

(f) Wells Fargo Bank, National Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Grantor and its Affiliates as though it was not the Notes Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, Wells Fargo Bank, National Association or its Affiliates may receive information regarding any Grantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Grantor or such Affiliate) and acknowledge that the Notes Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the Wells Fargo Bank, National Association to advance funds.
(g) The Notes Collateral Agent may resign at any time by notice to the Trustee and AMLLC, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, AMLLC shall appoint a successor notes collateral agent. If no successor notes collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Notes Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuers (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor notes collateral agent. If no successor notes collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor notes collateral agent hereunder, such successor notes collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor notes collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 11.09 (and Section 7.07) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.
(h) The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable to any Grantor or any Secured Party for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be responsible for any act or failure to act hereunder, except to the extent such act is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.
(i) The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.

(j) The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Notes Collateral Agent to, unless specifically requested to do so by the Holders of a majority in aggregate principal amount of the Notes, take or cause to be taken any action to enforce its rights under this Indenture or the other Notes Documents or against any Grantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreement.
(k) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from AMLLC, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.
(l) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee, any of the Holders, or any of the Secured Parties to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall have no other duty or liability whatsoever to the Trustee, any Holder, or any Secured Party as to any of the foregoing.
(m) If any Issuer (i) incurs any obligations in respect of Lenders Debt at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting Lenders Debt entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Lenders Debt so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n) No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless the Notes Collateral Agent shall have received indemnity satisfactory to the Notes Collateral Agent against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.
(o) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuers (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.
(p) In no event shall the Notes Collateral Agent be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage or any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(q) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any other Grantor under this Indenture, the Intercreditor Agreement and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.
(r) The parties hereto and the Holders hereby agree and acknowledge that the Notes Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral, including without limitation the properties under the real property that constitute Collateral, and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including without limitation the real properties that constitute Collateral, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.
(s) Upon the receipt by the Notes Collateral Agent of a written request of AMLLC signed by two Officers (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 11.09(s), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Issuers, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents.
(t) Subject to the provisions of the applicable Security Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(u) After the occurrence and during the continuance of an Event of Default, the Trustee may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement.
(v) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.
(w) In each case that Notes Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.
(x) Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Notes Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent be responsible for, and the Notes Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby. The Notes Collateral Agent makes no representation regarding the validity, effectiveness or enforceability of the Intercreditor Agreement or any subsequent intercreditor agreement.
(y) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuers or the Guarantors, or in connection with any Security Document, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.05. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.
(z) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Secured Parties solely with respect to the Security Documents and the Collateral.

(aa) The Issuers and the Guarantors, jointly and severally, shall indemnify the Notes Collateral Agent for, and hold the Notes Collateral Agent harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or the performance of its duties hereunder (including the costs and expenses of enforcing any Security Document against the Issuers or any of the Guarantors (including this Article 11) or defending itself against any claim whether asserted by any Holder, an Issuer or any Guarantor, any holder of Other Pari Passu Lien Obligations or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Notes Collateral Agent shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Notes Collateral Agent to so notify the Issuers shall not relieve the Issuers or any Guarantor of their obligations hereunder. The Issuers and the Guarantors shall defend the claim and the Notes Collateral Agent may have separate counsel and the Issuers and the Guarantors shall pay the fees and expenses of such counsel. The Issuers and the Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the result of the Notes Collateral Agent’s own willful misconduct or gross negligence (as determined by a final, non-appealable judgment of a court of competent jurisdiction). The obligations of the Issuers and the Guarantors under this Section 11.09(aa) shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Notes Collateral Agent. To secure the payment obligations of the Issuers and the Guarantors in this Section 11.09(aa), the Notes Collateral Agent shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee or Notes Collateral Agent, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
Section 11.10 Designations.
Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring AMLLC to designate Indebtedness for the purposes of the terms “Lenders Debt” and “Other Pari Passu Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuers by an Officer and delivered to the Trustee, the Notes Collateral Agent and the Bank Collateral Agent. For all purposes hereof and the Intercreditor Agreement, the Issuers hereby designate the Obligations pursuant to the Senior Credit Agreement as “Lenders Debt.”
Section 11.11 Limitations on Stock Collateral.
(a) Notwithstanding anything to the contrary in this Indenture, the Notes, any Security Document or the Intercreditor Agreement, the Capital Stock and other securities of any direct or indirect Subsidiary of AMLLC that are owned by AMLLC or any Guarantor will constitute Notes Collateral only to the extent that such Capital Stock and other securities can secure the Notes and/or the Guarantees without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of AMLLC due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes and/or the Guarantees, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Notes Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, pursuant to Section 9.01 without the consent of any Holder of Notes or holder of Other Pari Passu Lien Obligations, to the extent necessary to release the first-priority security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Notes Collateral.

(b) In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes and/or the Guarantees in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Notes Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, pursuant to Section 9.01,without the consent of any Holder of Notes or holder of Other Pari Passu Lien Obligations, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.
(c) Notwithstanding anything to the contrary in this Indenture, the Notes, any Security Document or the Intercreditor Agreement, the security interest in the Capital Stock of any Foreign Subsidiary will be required to be perfected only by the filing of UCC financing statements.
Section 11.12 Limitations on Certain Perfection Items.
Notwithstanding anything to the contrary in this Indenture, the Notes, any Security Document or the Intercreditor Agreement, the Issuers and their respective direct and indirect Subsidiaries shall not be required to deliver landlord lien waivers, estoppels or collateral access letters and shall not be required to (i) take actions to perfect by control, other than with respect to (a) control agreements with respect to securities and deposit accounts relating to ABL Collateral and (b) promissory notes, letter of credit rights and commercial tort claims, in each case of this clause (b) in excess, individually, of $5,000,000 or (ii) take any actions under laws outside the United States to grant, perfect or make enforceable any security interest.
ARTICLE 12
SATISFACTION AND DISCHARGE
Section 12.01 Satisfaction and Discharge.
This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:
(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and an Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) no Default (other than that resulting from borrowing funds to be applied to make such deposit or the grant of any Lien securing such borrowing or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Agreement or any other material agreement or instrument (other than this Indenture) to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);
(C) the Issuers have paid or caused to be paid all sums payable by them under this Indenture; and
(D) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 12.01, the provisions of Section 12.02 and Section 8.06 shall survive.
Section 12.02 Application of Trust Money.
Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuers have made any payment of principal of, premium or interest on any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 13
MISCELLANEOUS
Section 13.01 Trust Indenture Act Controls.
If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

Section 13.02 Notices.
Any notice or communication by an Issuer, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:
If to an Issuer and/or any Guarantor:
c/o Associated Materials, LLC
3773 State Road
Cuyahoga Falls, Ohio 44223
Fax No.: (330) 929-1811
Attention: General Counsel
If to the Trustee or the Notes Collateral Agent:
Wells Fargo Bank, National Association
1445 Ross Avenue — 2nd Floor
Dallas, TX 75202-2812
Fax No.: (214) 777-4086
Attention: Corporate Trust Administration
An Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof.
Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee, the Notes Collateral Agent and each Agent at the same time.
Section 13.03 Communication by Holders of Notes with Other Holders of Notes.
Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or the Intercreditor Agreement, the Notes Collateral Agent:
(a) An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that an Officer’s Certificate shall not be required in connection with the issuance of Notes or the entering into any of the Notes Documents on the Issue Date; and
(b) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that an Opinion of Counsel shall not be required in connection with the issuance of Notes or the entering into any of the Notes Documents on the Issue Date.
Section 13.05 Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:
(a) a statement that the Person making such certificate or opinion has read such covenant or condition;
(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and
(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.
Section 13.06 Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07	No Personal Liability of Directors, Officers, Employees, Incorporators, Members, Partners and Stockholders.
No director, officer, employee, incorporator, member, partner or stockholder of an Issuer or any Guarantor or any of their parent companies or entities shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees, the Security Documents, the Intercreditor Agreement or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 13.08 Governing Law.
THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 13.09 Waiver of Jury Trial.
EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.10 Force Majeure.
In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.
Section 13.11 No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.12 Successors.
All agreements of the Issuers in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05.
Section 13.13 Severability.
In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14 Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 13.15 Table of Contents, Headings, Etc.
The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 13.16 Intercreditor Agreement Governs.
Reference is made to the Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Notes Collateral Agent to enter into the Intercreditor Agreement as Notes Collateral Agent and on behalf of such Holder. The foregoing provisions are intended as an inducement to the lenders under the Senior Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.
[Signatures on following page]

CAREY ACQUISITION CORP.
By:	/s/ Erik D. Ragatz
	Name:	Erik D. Ragatz
	Title:	President, Treasurer and Secretary

ASSOCIATED MATERIALS, LLC
By:	/s/ Stephen Graham
	Name:	Stephen Graham
	Title:	Vice President, Chief Financial Officer

CAREY NEW FINANCE, INC.
By:	/s/ Erik D. Ragatz
	Name:	Erik D. Ragatz
	Title:	President, Treasurer and Secretary
Signature Page to Indenture — 1

GENTEK HOLDINGS, LLC
By:	/s/ Stephen E. Graham
	Name:	Stephen E. Graham
	Title:	Vice President — Chief Financial Officer, Treasurer and Secretary
Signature Page to Indenture — 2

GENTEK BUILDING PRODUCTS, INC.
By:	/s/ Stephen E. Graham
	Name:	Stephen E. Graham
	Title:	Vice President — Chief Financial Officer, Treasurer and Secretary
Signature Page to Indenture — 3

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent
By:	/s/ John C. Stohlmann
	Name:	John C. Stohlmann
	Title:	Vice President
Signature Page to Indenture — 4

EXHIBIT A
[Face of Note]
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [                    ]
ISIN [                    ]1
[RULE 144A][REGULATION S] GLOBAL NOTE
representing up to
$[                    ]
9.125% Senior Secured Notes due 2017

No. _____	[$ ]
Carey Acquisition Corp.
and
Carey New Finance, Inc.
promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                      United States Dollars] on November 1, 2017.
Interest Payment Dates: May 1 and November 1
Record Dates: April 15 and October 15

[1]	Rule 144A Note CUSIP: [ ]

Rule 144A Note ISIN: [ ]

Regulation S Note CUSIP: [ ]

Regulation S Note ISIN: [ ]

IN WITNESS HEREOF, each of the Issuers has caused this instrument to be duly executed.
Dated:

CAREY ACQUISITION CORP.
By:
Name:
Title:

CAREY NEW FINANCE, INC.
By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[Back of Note]
9.125% Senior Secured Notes due 2017
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1. INTEREST. Carey Acquisition Corp., a Delaware corporation and Carey New Finance, Inc., a Delaware limited liability company, promise to pay interest on the principal amount of this Note at 9.125% per annum from October 13, 2010 until maturity. Upon consummation of the Transactions, Associated Materials, LLC, a Delaware corporation, will assume the obligations of Carey Acquisition Corp. under this Note. The Issuers will pay interest semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be May 1, 2011. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any, (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
2. METHOD OF PAYMENT. The Issuers will pay interest on the Notes, if any, to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3. PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without prior written notice to the Holders. The Issuers or any of AMLLC’s Subsidiaries may act in as paying agent or registrar.
4. INDENTURE. The Issuers issued the Notes under an Indenture, dated as of October 13, 2010 (the “Indenture”), among Carey Acquisition Corp., Carey New Finance, Inc., AMLLC, the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuers designated as their 9.125% senior secured notes due 2017. The Issuers may issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.
(a) Except as set forth below under clauses 5(b), 5(d) and 5(e) hereof, the Notes will not be redeemable at the Issuers’ option before November 1, 2013.
(b) At any time prior to November 1, 2013, the Issuers may redeem all or a part of the Notes, upon notice as described under Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(c) On and after November 1, 2013, the Issuers may redeem the Notes, in whole or in part, upon notice as described under Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage

2013	106.844%
2014	104.563%
2015	102.281%
2016 and thereafter	100.000%
(d) In addition, until November 1, 2013, the Issuers may, at their option, upon notice as described under Section 3.03 of the Indenture, on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 109.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to AMLLC; provided that (a) at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.
(e) In addition, during any 12-month period prior to November 1, 2013, the Issuers shall be entitled to redeem up to 10% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued interest thereon, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(f) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.
6. MANDATORY REDEMPTION. The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption will be electronically delivered or mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 12 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.
8. OFFERS TO REPURCHASE.
(a) Upon the occurrence of a Change of Control, the Issuers shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.
(b) If the Issuers or any of its Restricted Subsidiaries consummates an Asset Sale, within 10 Business Days of each date that Excess Proceeds exceed $20,000,000, the Issuers shall make an Asset Sale Offer to all holders of the Notes, and, if required by the terms of any Other Pari Passu Lien Obligations, to the holders of such Other Pari Passu Lien Obligations, to purchase the maximum aggregate principal amount of the Notes and such Other Pari Passu Lien Obligations that is equal to $1,000 or an integral multiple thereof that may be purchased out of the Excess Proceeds or Excess ABL Proceeds, as applicable, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and such Other Pari Passu Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Other Pari Passu Lien Obligations surrendered by such Holders and holders thereof exceeds the amount of Excess Proceeds or Excess ABL Proceeds, as applicable, the Issuers shall select the Notes and such Other Pari Passu Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other Pari Passu Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Issuers or any Restricted Subsidiary have applied the Net Proceeds from any Asset Sale of any assets that do not constitute ABL Collateral, the balance of such Net Proceeds, if any, from such Asset Sale shall be released by the Notes Collateral Agent to the Issuers or such Restricted Subsidiary for use by the Issuers or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.
9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.
12. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if and so long as it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, if any, or premium that has become due solely because of the acceleration) have been cured or waived. The Issuers and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such event.
13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.
14. GOVERNING LAW. THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
15. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:
c/o Associated Materials, LLC
3773 State Road
Cuyahoga Falls, Ohio 44273
Fax No.: (330) 929-1811
Attention: General Counsel

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.
Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
☐ Section 4.10 ☐ Section 4.14
If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$
Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

			Principal Amount of	Signature of
		Amount of increase	this Global Note	authorized officer of
	Amount of decrease	in Principal Amount	following such	Trustee or Note
Date of Exchange	in Principal Amount	of this Global Note	decrease or increase	Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
Associated Materials, LLC
3773 State Road
Cuyahoga Falls, Ohio 44223
Fax No.: (      ) [                    ]
Attention: [                    ]
Wells Fargo Bank, National Association
1445 Ross Avenue — 2nd Floor
Dallas, TX 75202-2812
Fax No.: (214) 777-4086
Attention: Corporate Trust Administration
Re: 9.125% Senior Secured Notes due 2017
Reference is hereby made to the Indenture, dated as of October 13, 2010 (the “Indenture”), among Carey Acquisition Corp., Carey New Finance, Inc., Associated Materials, LLC, Inc., the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.
2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b) ☐ such Transfer is being effected to an Issuer or a subsidiary thereof;
or
(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.
4. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.
(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]
By:
Name:
Title:
Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1. The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a) ☐ a beneficial interest in the:
(i) ☐ 144A Global Note (CUSIP [                    ]), or
(ii) ☐ Regulation S Global Note (CUSIP [                    ]), or
(b) ☐ a Restricted Definitive Note.
2. After the Transfer the Transferee will hold:
[CHECK ONE]
(a) ☐ a beneficial interest in the:
(i) ☐ 144A Global Note (CUSIP [                    ]), or
(ii) ☐ Regulation S Global Note (CUSIP [                    ]), or
(iii) ☐ Unrestricted Global Note (CUSIP [                    ]); or
(b) ☐ a Restricted Definitive Note; or
(c) ☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.
Annex A-1

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
Associated Materials, LLC
3773 State Road
Cuyahoga Falls, Ohio 44233
Fax No.: (      ) [                    ]
Attention: [                    ]
Wells Fargo Bank, National Association
1445 Ross Avenue — 2nd Floor
Dallas, TX 75202-2812
Fax No.: (214) 777-4086
Attention: Corporate Trust Administration
Re: 9 1/8% Senior Secured Notes due 2017
Reference is hereby made to the Indenture, dated as of October 13, 2010 (the “Indenture”), among Carey Acquisition Corp., Carey New Finance, Inc., Associated Materials, LLC, the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE
a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES
a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]
By:
Name:
Title:
Dated:

EXHIBIT D
[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , among                                          (the “Guaranteeing Subsidiary”), a subsidiary of Associated Materials, LLC, a Delaware limited liability company, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of Carey Acquisition Corp., Carey New Finance, Inc., Associated Materials, LLC and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 13, 2010, providing for the issuance of an unlimited aggregate principal amount of 9.125% senior secured notes due 2017 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.
(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

D-1

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]
By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

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